UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PROGRESS SOFTWARE CORPORATION
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PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Progress Software Corporation will be held on Tuesday, April 29, 2014, commencing at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730, for the following purposes:

1.	To elect seven directors to serve until the annual meeting of shareholders held in 2015 and until their respective successors are elected and qualified;

2.	To hold an advisory vote on the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014; and

4.	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.
Our Board of Directors has fixed the close of business on February 28, 2014 as the record date for determination of the shareholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Stephen H. Faberman
Secretary

Bedford, Massachusetts

YOUR VOTE IS IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730

_______________________________

PROXY STATEMENT
_______________________________

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Progress Software Corporation of proxies for use at the 2014 Annual Meeting of Shareholders to be held on Tuesday, April 29, 2014, at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730. We anticipate that this proxy statement and the form of proxy card will first be mailed to shareholders on or about March 28, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to Be Held on April 29, 2014:

This proxy statement and our 2013 Annual Report on Form 10-K are available at:
http://materials.proxyvote.com/743312

At the annual meeting, shareholders will be asked to consider and vote upon the following proposals:

1.	To elect seven directors to serve until the annual meeting of shareholders held in 2015 and until their respective successors are elected and qualified;

2.	To hold an advisory vote on the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014; and

4.	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.
ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
At our annual meeting, shareholders will act upon the matters outlined in the meeting notice provided with this proxy statement. If you attend the annual meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. Our Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. This proxy statement explains the proposals to be voted on at the annual meeting.
Who can attend the meeting?
All shareholders as of the close of business on February 28, 2014, the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please note that you will need to bring your proxy card or voting instruction card and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting.

Please also note that if you hold your shares through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
Who is entitled to vote at the meeting?
Only shareholders of record at the close of business on February 28, 2014, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 51,350,598 shares of our common stock outstanding on the record date.
What are the voting rights of the holders of the company’s common stock?
Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.
What is the difference between holding shares as a shareholder of record and a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us by completing, signing, dating and returning a proxy card, or to vote in person at the annual meeting.
Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of your shares. We have sent these proxy materials to your broker or bank. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee will provide a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.
What is a quorum?
A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of at least 25,675,300 shares, which is a simple majority of the 51,350,598 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the shareholders.
If you are a shareholder of record, you must deliver your vote by mail or attend the annual meeting in person and vote in order to be counted in the determination of a quorum.
Abstentions and broker “non-votes” will be counted as present or represented at the annual meeting for purposes of determining the presence or absence of a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for a beneficial owner withholds its vote on a particular proposal with respect to which it does not have discretionary voting power or instructions from the beneficial owner.
What is the difference between a routine matter and a non-routine matter?
Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1, the election of directors, and Proposal 2, the advisory vote on executive compensation. Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their brokers with voting instructions. Proposal 3, ratification of the appointment of our independent registered public accounting firm, will be a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.
How do I vote?
If you are a shareholder of record, you have the option of submitting your proxy card by mail or attending the meeting and delivering the proxy card. The designated proxy will vote according to your instructions. You may also attend the meeting and personally vote by ballot.

If you are a beneficial owner of shares, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting.
When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares to:

•	elect the seven directors nominated by our Board of Directors;

•	approve the advisory vote on the compensation of our named executive officers; and

•	approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014.
If any matter not listed in the Notice of Meeting is properly presented at the meeting, the proxies will vote your shares in accordance with their best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.
How does the Board of Directors recommend that I vote?

•	FOR proposal one — elect the seven nominees to the Board of Directors.

•	FOR proposal two — approve the advisory vote on the compensation of our named executive officers.

•	FOR proposal three — approve the ratification of the selection of Deloitte &Touche LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2014.

Can I change or revoke my vote?
You may revoke your vote at any time before the proxy is exercised by filing with our secretary a written notice of revocation or by signing and duly delivering a proxy bearing a later date. At the meeting, you may revoke or change your vote by submitting a proxy to the inspector of elections or voting by ballot. Your attendance at the meeting will not by itself revoke your vote.
What vote is required to approve each proposal?
Proposal One: Election of Directors: The nominees who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the director. As a result, any shares not voted by a customer will be treated as a broker non-vote. These broker non-votes will have no effect on the results of this vote. In an uncontested election, if a nominee receives a greater number of votes “withheld” from his election than votes “for” such election, that nominee will submit his offer of resignation for consideration by our Nominating and Corporate Governance Committee in accordance with our majority vote policy discussed in more detail on page 12 of this proxy statement.
Proposal Two: Advisory Vote on Executive Compensation: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to approve the advisory vote on the compensation of our named executive officers. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Those broker non-votes will have no effect on the results of this vote.
Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm with respect to the fiscal year ending November 30, 2014. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Brokerage firms do have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our shareholders to appoint Deloitte & Touche LLP as our independent registered public accounting firm. However, if our shareholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending

November 30, 2014, the Audit Committee of our Board will consider the results of this vote when selecting auditors in the future.
What is “householding” of proxy materials?
In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the proxy materials. This practice is designed to reduce duplicate mailings and save printing and postage costs. If you would like to have a separate copy of our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your proxy card. We will deliver such additional copies promptly upon receipt of such request.
In other cases, shareholders receiving multiple copies at the same address may wish to receive only one. If you now receive more than one copy, and would like to receive only one copy, please submit your request to the address or phone number that appears on your proxy card.
Who will count the votes and where can I find the voting results?
Broadridge Financial Services, Inc. will tabulate the voting results. We will announce the voting results at the annual meeting and we will publish the results by filing a Current Report on Form 8-K with the Securities and Exchange Commission within four business days of the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors is currently comprised of seven members. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated for election as directors Barry N. Bycoff, John R. Egan, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Philip M. Pead, each of whom is currently a director of our company.
Each director elected at the annual meeting will hold office until the next annual meeting of shareholders or special meeting in lieu of such annual meeting and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. There are no family relationships among any of our executive officers or directors.
Each of the director nominees named in this proxy statement has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve. In the event that before the annual meeting one or more nominees named in this proxy statement should become unable to serve or for good cause will not serve, the persons named in the enclosed proxy will vote the shares represented by any proxy received by our Board of Directors for such other person or persons as may thereafter be nominated for director by the Nominating and Corporate Governance Committee and our Board of Directors.
DIRECTORS
The following table sets forth the director nominees, their ages, and the positions currently held by each person with our company. In addition, for each person we have included information regarding the business or other experience, qualifications, attributes or skills considered in determining that each person should serve as a director.

Name	Age	Position
Barry N. Bycoff	65	Director
John R. Egan (3)	56	Non-Executive Chairman of the Board
Ram Gupta (1)(2)	52	Director
Charles F. Kane (1)(3)	56	Director
David A. Krall (2)(3)	53	Director
Michael L. Mark (1)(2)	68	Director
Philip M. Pead	61	President and Chief Executive Officer and Director

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee

Mr. Bycoff has been a director since May 2007. Mr. Bycoff was our Executive Chairman from March 2009 until April 2011. From May 2005 to July 2007, Mr. Bycoff was a venture partner of Pequot Ventures, the venture capital arm of Pequot Capital Management, Inc. Mr. Bycoff was previously Executive Chairman of Day Software Holding AG.
As the founder and former Chief Executive Officer of Netegrity, Inc., a public technology company, Mr. Bycoff demonstrated leadership, management and strategic experience, as well as significant financial, operational and corporate governance experience. Mr. Bycoff also has significant management experience from working in a variety of software companies. Mr. Bycoff also has valuable experience as a current and former board member of a number of public and private technology-related companies. Mr. Bycoff also brings to the Board of Directors his investing experience from his tenure at Pequot Ventures.
Mr. Egan became our Non-Executive Chairman of the Board in December 2012. Mr. Egan has been a director since September 2011. Mr. Egan is managing partner of Egan-Managed Capital, a Boston based venture capital fund he founded in October 1998 that specializes in technology and early stage investments. From October 1986 until

September 1998, Mr. Egan served in a number of executive positions with EMC Corporation (NYSE: EMC), a publicly-held provider of computer storage systems and software, including Executive Vice President, Products and Offerings, Executive Vice President, Sales and Marketing, Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan serves on the Board of Directors for other publicly-traded and privately-held companies. They include: EMC Corporation (NYSE: EMC), where he has served on the Board of Directors for almost twenty years; VMWare, Inc. (NYSE: VMW), a publicly-held leader in virtualization and cloud infrastructure; Verint Systems, Inc. (NASDAQ:VRNT), a publicly-held provider of systems to the internet security market and NetScout Systems, Inc. (NASDAQ: NTCT), a publicly-held network performance management company, where he serves as Lead Director.
Mr. Egan brings to our Board of Directors extensive understanding and expertise in the information technology industry as a result of his service on other boards of directors combined with his executive leadership roles at EMC Corp. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience, to executive leadership and management roles. Mr. Egan brings to the Board business acumen, substantial operational experience, and expertise in corporate strategy development. Mr. Egan also has extensive experience serving as a director of publicly-traded companies.
Mr. Gupta has been a director since May 2008. From May 2007 until May 2010, Mr. Gupta was Executive Chairman of CAST Iron Systems, Inc., a leading Software as a Service (SaaS) and cloud application integration provider. Prior to that time, from November 2005 until May 2007, Mr. Gupta was President and Chief Executive Officer of CAST Iron Systems, Inc. Mr. Gupta was previously a director of S1 Corp. and Source Forge, Inc. Mr. Gupta also has served in a variety of leadership roles within the Board of Directors of several privately-held technology companies including Platform Computing Corporation, Persistent Systems Limited, Accruent Inc. and Yodlee Inc.
Mr. Gupta has extensive strategic marketing and management expertise at global technology companies, including responsibility for strategy, marketing, development, customer support, alliances and mergers and acquisitions. As a former executive and current board member of several technology-related public companies, Mr. Gupta offers industry specific, public company board experience to our Board of Directors. His extensive experience in the software industry, particularly in the area of strategy and marketing, is a significant asset to the Board of Directors.
Mr. Kane has been a director since November 2006. Mr. Kane is an adjunct professor of International Finance at the MIT Sloan Graduate Business School of Management. Mr. Kane is currently a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc. (NYSE: AZPN), a provider of supply chain management software and professional services. Mr. Kane is currently a director of Demandware, Inc. (NYSE: DWRE), a leading provider of software-as-a-service (SaaS) ecommerce solutions that enable companies to deliver customized shopping experiences to consumers in the digital world, Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses, and Realpage Inc. (NASDAQ: RP), a publicly traded company providing on demand software solutions for the rental housing industry. Mr. Kane was previously a director of Netezza Corporation, Borland Software Corporation and Applix Inc.
As our Audit Committee financial expert and Chairman of the Audit Committee, Mr. Kane provides a high level of expertise and leadership experience in the areas of finance, accounting, audit oversight and risk analysis derived from his experience as the chief financial officer of publicly-traded technology companies. Mr. Kane also offers substantial public company board experience to our Board of Directors.
Mr. Krall has been a director since February 2008. Mr. Krall is currently Chairman of the Board of Directors of Audinate Pty, Ltd., a leader in IP audio-visual media network solutions. Mr. Krall also serves on the Board of Directors of Quantum Corp. (NYSE: QTM), a global expert in data protection and big data management, and Universal Audio, Inc., a privately-held leading manufacturer of professional audio recording hardware and production software. Mr. Krall also currently serves as a Strategic Advisor to Roku, Inc., a leading manufacturer of streaming media players, a position he assumed in January 2011. Mr. Krall joined Roku, Inc. in February 2010 as President and Chief Operating Officer. Prior to that time, Mr. Krall was President and Chief Executive Officer and a member of the Board of Directors of QSecure, Inc., a maker of electronic credit cards. From 2000 to 2007, Mr. Krall was President, Chief Executive Officer and a member of the Board of Directors of Avid Technology, Inc. (NYSE: AVID), a leading provider of digital media creation tools for the media and entertainment industry.
Mr. Krall has significant leadership, management and operational experience through his service in a broad range of executive positions within the software and technology industries. From working in companies ranging from small startups to public companies with thousands of employees serving worldwide marketplaces, Mr. Krall brings experience in the areas of new product development, integration of complex software and hardware solutions, strategy formation, and general management.
Mr. Mark has been a director since July 1987. He was our Non-Executive Chairman of the Board from April 2011 until May 2012 and also from December 2006 until March 2009. From March 2009 until April 2011, Mr. Mark served as Lead Independent Director. Mr. Mark is a private investor and member of Walnut Venture Associates, an investment group seeking opportunities in early-stage and emerging high-tech companies in New England. Mr. Mark was a founder of several high-tech companies, including Intercomp Company, American Energy Services, Inc., and Cadmus Computer Systems Corporation. Mr. Mark is also an investor in numerous early-stage companies and serves on several private boards of directors.
Mr. Mark has served on our Board of Directors for over twenty-five years, spanning the entire time that we have been a public company. As a result, Mr. Mark provides our Board of Directors with critical historical knowledge and insights on our business and the software industry generally. Mr. Mark also has extensive experience as a director of public and private companies.
Mr. Pead became our President and Chief Executive Officer on December 7, 2012. Prior to that time, Mr. Pead was our Interim Chief Executive Officer, a position he assumed on November 2, 2012. Mr. Pead served as Executive Chairman of the Board from October 8, 2012 until December 7, 2012. Mr. Pead was our Non-Executive Chairman of the Board from May 2012 until October 2012. Mr. Pead has been a director since July 2011. Mr. Pead was formerly the Chairman of the Board of Directors of Allscripts Health Solutions Inc. (NASDAQ: MDRX), a leading health care information technology company. Mr. Pead was also the President and Chief Executive Officer of Eclipsys Corporation, a leading provider of enterprise clinical and financial software for hospitals, which was merged with Allscripts in August 2010. From March 2007 to May 2009, Mr. Pead served as the Managing Partner of Beacon Point Partners LLC, a healthcare consulting firm. Mr. Pead served as President and Chief Executive Officer of Per-Se Technologies Inc., a provider of healthcare information technology services, from November 2000 until its acquisition by McKesson Corporation in January 2007.
As our Chief Executive Officer, Mr. Pead provides key insight and advice with respect to corporate strategy and management development and a deeper understanding of our products, technology and market opportunities. Furthermore, Mr. Pead provides our company with industry insight and knowledge as a result of his over twenty-five years experience in the software industry, working in executive roles in several publicly- and privately-held companies, including Per-Se Technologies, Dun & Bradstreet Corporation and Attachmate Corporation. In addition to Progress Software Corporation, Mr. Pead serves on the board of directors of Emdeon Inc., which was a publicly-traded company until it was acquired by The Blackstone Group L.P. and Hellman & Friedman LLC.

Our Board of Directors recommends that you vote FOR the election of the following seven individuals as directors: Barry N. Bycoff, John R. Egan, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Philip M. Pead.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board of Directors
Our Board of Directors met thirteen times during the fiscal year ended November 30, 2013. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he served during fiscal 2013. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.
Audit Committee
The Audit Committee of our Board of Directors during fiscal 2013 consisted of Messrs. Gupta, Kane and Mark, with Mr. Kane serving as Chairman. The Audit Committee met nine times during fiscal 2013.
Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Kane qualifies as an “audit committee financial expert” under the rules of the SEC.
The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance. The Audit Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent registered public accounting firm’s examinations, our critical accounting policies and the overall quality of our financial reporting, and the Audit Committee reports on these matters to our Board of Directors. The Audit Committee meets with the independent registered public accounting firm with and without our management present.
For fiscal 2013, among other functions, the Audit Committee:

•	appointed the independent registered public accounting firm;

•	reviewed with our independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviewed the independent registered public accounting firm’s fees for services performed;

•
reviewed with management and the independent registered public accounting firm the annual audited financial statements and the quarterly financial statements, prior to the filing of reports containing those financial statements with the SEC;

•	reviewed with management our major financial risks and the steps management has taken to monitor and control those risks; and

•	reviewed with management various matters related to our internal controls.
Compensation Committee
The Compensation Committee of our Board of Directors during fiscal 2013 consisted of Messrs. Egan, Kane and Krall, with Mr. Krall serving as Chairman. The Compensation Committee met eight times during fiscal 2013. Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by NASDAQ.
Please see the sections entitled “Compensation Discussion and Analysis” and “Compensation Committee Report” for a description of the responsibilities and functions of the Compensation Committee.
The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board of Directors during fiscal 2013 consisted of Messrs. Gupta, Krall, and Mark, with Mr. Gupta serving as Chairman. The Nominating and Corporate Governance Committee met twice during fiscal 2013. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by NASDAQ.
The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
In accordance with its charter, the Nominating and Corporate Governance Committee:

•	is responsible for identifying qualified candidates for election to our Board of Directors and recommending nominees for election as directors at the annual meeting;

•	assists in determining the composition of our Board of Directors and its committees;

•	assists in developing and monitoring a process to assess the effectiveness of our Board of Directors;

•	assists in developing and reviewing succession plans for our senior management, including the Chief Executive Officer; and

•	assists in developing and implementing our Corporate Governance Guidelines.
Director Nomination Process
Our Board of Directors has delegated the search for, and recommendation of, director nominees to the Nominating and Corporate Governance Committee. When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board of Directors and its committees. At a minimum, each nominee is expected to have the highest personal and professional integrity and demonstrated exceptional ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition, the Nominating and Corporate Governance Committee has established the following minimum requirements:

•	at least five years of business experience;

•	no identified conflicts of interest as a prospective director of our company;

•	no convictions in a criminal proceeding (aside from traffic violations) during the five years prior to the date of selection; and

•	willingness to comply with our Code of Conduct and Finance Code of Professional Ethics.
The Board of Directors retains the right to modify these minimum qualifications from time to time, and exceptional candidates who do not meet all of these criteria may still be considered.
In addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board of Directors select persons for nomination:

•	Whether the nominee has direct experience in the software industry or in the markets in which we operate.

•	Whether the nominee, if elected, assists in achieving a mix of members on our Board of Directors that represents a diversity of background, experience, skills, ages, race and gender.
The Nominating and Corporate Governance Committee may also consider other criteria that it deems appropriate from time to time for the overall composition and structure of our Board of Directors. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no criterion is necessarily applicable to all prospective nominees. Neither the Nominating and Corporate Governance Committee nor our Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees, although, as described above, both may consider diversity when identifying and evaluating proposed director candidates.
In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each incumbent director’s overall past service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet applicable independence standards. In the case of a new director candidate, the Nominating and Corporate Governance Committee determines whether the candidate meets the applicable independence standards, and the level of the candidate’s financial expertise. The candidate will also be interviewed by the Nominating and Corporate Governance Committee.
Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with the other directors and management, through the use of search firms or other advisors, through recommendations submitted by shareholders or through other methods that the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once a candidate has been identified, the Nominating and Corporate Governance Committee confirms that the candidate meets all of the minimum qualifications for a director nominee established by the Committee. The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. The same procedures apply to all candidates for director nomination, including candidates submitted by shareholders.
Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to our Board of Directors for appointment to its committees.
The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by shareholders of our company. Recommendations sent by shareholders must provide the following information:

•	the name and address of record of the shareholder;

•
a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•
the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed director candidate; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed under SEC rules.
The submission must be accompanied by a written consent of the individual to be named in our proxy statement as standing for election if nominated by our Board of Directors and to serve if elected by the shareholders. Shareholder recommendations of candidates for election as directors at an annual meeting of shareholders must be given at least 120 days prior to the date on which our proxy statement was released to shareholders in connection with our previous year’s annual meeting.
Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending a written communication to the Committee at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, c/o Corporate Secretary.

CORPORATE GOVERNANCE
Independence of Members of our Board of Directors
We have determined that all of our current directors except Mr. Pead (our current President and Chief Executive Officer) are independent within the meaning of the director independence standards of NASDAQ and the applicable rules of the SEC. In making this determination, we solicited information from each of the directors regarding whether that director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving our company, was involved in a debt relationship with our company or received personal benefits outside the scope of the director’s normal compensation. We considered the responses of the directors, and independently considered the commercial agreements, acquisitions and other material transactions entered into by us during fiscal 2013, and determined that none of our non-employee directors had a material interest in those transactions.
Board Leadership Structure
Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as our Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. In recent years, we have had, alternately, an independent Chairman and a non-independent Executive Chairman with a Lead Independent Director. Our policy is to have a Lead Independent Director if the Chairman is not independent.
Our Board leadership structure is currently comprised of a non-executive Chairman (Mr. Egan). We believe the current Board leadership structure serves us and our shareholders well by having a strong non-executive Chairman to provide independent leadership of the Board. This leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management. Board members have complete access to and are encouraged to utilize members of our senior management regularly, and they have the authority to retain independent advisors as they deem necessary. The Board believes this leadership structure affords our company an effective combination of internal and external experience, continuity and independence.
Executive Sessions of Independent Directors
Our independent directors meet in executive session without the Chief Executive Officer at every regularly scheduled Board meeting to discuss, among other matters, the performance of the Chief Executive Officer. Executive sessions do not include the employee directors of our company, and the Chairman is responsible for chairing the executive sessions.
Board of Directors’ Role in Risk Oversight
Our Board of Directors believes that its oversight responsibility with respect to the various risks confronting our company is one of its most important areas of responsibility and provides further checks and balances on our leadership structure. Our Board of Directors views its oversight of risk as an ongoing process that occurs throughout the year in the course of evaluating the strategic direction and actions of our company. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also determining what level of risk is appropriate for the company. We believe that having an independent Chairman enhances our board’s ability to oversee our risks.
In carrying out this critical function, our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management directly by our Board and through its committees. Each committee’s specific area of responsibility is as follows:

•
The Audit Committee is primarily responsible for overseeing risk management as it relates to our financial condition, financial statements, financial reporting process, internal controls and accounting matters. The Audit Committee also assists our Board of Directors in fulfilling its oversight responsibilities with respect to conflict of interest issues that may arise.

•	The Compensation Committee is responsible for overseeing our overall compensation practices, policies and programs and assessing the risks arising from those policies and programs.

•
The Nominating and Corporate Governance Committee considers risks related to corporate governance, including evaluating and considering evolving corporate governance best practices and director and management succession planning.

Our Board of Directors receives reports from members of senior management on the functional areas for which they are responsible. These reports may include operational, financial, sales, competitive, legal and regulatory, strategic and other risks, as well as any related management and mitigation.
Relationships Among Directors, Executive Officers and Director Nominees
There are no family relationships between any director, executive officer or director nominee.
Policy Governing Shareholder Communications with our Board of Directors
Our Board of Directors welcomes communications from shareholders. Any shareholder may communicate either with our Board of Directors as a whole, or with any individual director, by sending a written communication addressed to the Board of Directors or to such director at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, or by submitting an email communication to board@progress.com. All communications sent to our Board of Directors will be forwarded to the Board of Directors, as a whole, or to the individual director to whom such communication was addressed.
Policy Governing Director Attendance at Annual Meetings of Shareholders
We do not require members of our Board of Directors to attend the annual meeting of shareholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
Codes of Conduct
Our Board of Directors has adopted a Finance Code of Professional Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other employees of our finance organization and a Code of Conduct that applies to all of our officers, directors and employees. Copies of the Code of Conduct and the Finance Code of Professional Ethics can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
Majority Vote Policy
It is our policy that any nominee for election to the Board in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is to submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is to consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to that offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation.
Stock Option Grant Policy
Our Board of Directors has adopted a Stock Option Grant Policy providing for grants of stock options to be made on fixed grant dates during the year. A copy of the Stock Option Grant Policy can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.

DIRECTOR COMPENSATION
We pay our directors a mix of cash and equity compensation. Employee directors receive no compensation for their service as directors.
In January 2013, upon the recommendation of the Compensation Committee, our Board of Directors reduced the annual cash retainer from $75,000 to $50,000 and reduced the annual cash retainer payable to the non-executive Chairman of the Board from $37,500 to $30,000. Our Board of Directors also adopted new stock retention guidelines applicable to directors as described below. These changes were consistent with the market data provided by the Compensation Committee’s external compensation consultant and reflected the fact that we expected to reduce the size of our company by approximately 40% as a result of planned product line divestitures and cost reductions.
For fiscal 2013, our non-employee directors were paid an annual retainer of $250,000. This annual retainer was paid $50,000 in cash and $200,000 in equity (with the equity paid in the form of restricted stock units (RSUs) or stock options or any combination of the two, at the election of the individual director). The non-executive Chairman of the Board was paid an additional cash retainer of $30,000.
The number of options was determined by dividing the compensation amount by the grant date Black-Scholes value. The number of RSUs was determined by dividing the compensation amount by the grant date closing price of our common stock as reported by NASDAQ. Upon issuance, the options and RSUs vested in a single installment on December 1, 2013, subject to continued service on our Board of Directors.
With respect to service on the committees of our Board of Directors, the following fees were paid:

•	Audit Committee - $25,000 for the Chairman and $20,000 for the other members;

•	Compensation Committee - $20,000 for the Chairman and $15,000 for the other members; and

•	Nominating and Corporate Governance Committee - $12,500 for the Chairman and $10,000 for the other members.
The fees paid for service on the committees of our Board of Directors were paid in cash.
The fiscal 2013 director compensation was paid to our non-employee directors in one installment on April 9, 2013.
In January 2013, our Board of Directors adopted revised stock retention guidelines for non-employee directors. These guidelines provide for all non-employee directors to hold an amount of our common stock, restricted shares, stock options and/or deferred stock units having a value equal to at least three times the annual cash retainer. Directors have five years to attain this ownership threshold.
Each newly elected director receives an initial director appointment grant of $300,000 of option equivalent shares at the first April or October grant date following his or her election to our Board of Directors. This initial grant may be received in the form of options, deferred stock units or a combination of the two. The split between options and deferred stock units is determined by each director individually by written election made prior to the newly elected director’s appointment to our Board of Directors. The election will be expressed as a percentage of the initial director appointment grant (e.g., 50% in options and 50% in deferred stock units) and may consist of all options, all deferred stock units or any combination thereof. Options and deferred stock units vest over a 48-month period, beginning on the first day of the month following the month the director joins our Board of Directors, with full acceleration of vesting upon a change in control.

Director Compensation Table – Fiscal 2013

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in fiscal 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Option Awards (3)(4) ($)	Total ($)
Barry N. Bycoff	$50,000	$200,007	$—	$250,007
John R. Egan	95,000	196,163	49,999	341,162
Ram Gupta	82,500	200,007	—	282,507
Charles F. Kane	90,000	200,007	—	290,007
David A. Krall	80,000	200,007	—	280,007
Michael L. Mark	80,000	—	200,002	280,002
______________

(1)	Represents RSUs issued to the named directors electing to receive RSUs in the following amounts:

Name	Total RSUs Granted in Fiscal 2013
Mr. Bycoff	9,320
Mr. Egan	6,990
Mr. Gupta	9,320
Mr. Kane	9,320
Mr. Krall	9.320
Mr. Mark	—

The RSUs to the named directors in the table above vested on December 1, 2013.

(2)
Represents the grant date fair value of RSUs granted on April 9, 2013. The grant date fair value is equal to the number of RSUs granted multiplied by $21.46, the closing price on the date of grant. In the case of Mr. Egan, also includes the fair value of deferred stock units that vested during fiscal 2013.

(3)
Mr. Mark elected to receive the equity compensation portion of his annual retainer in the form of stock options. As a result, Mr. Mark was granted an option to purchase 32,841 shares of our common stock with an exercise price of $21.46 on April 9, 2013, which became fully exercisable on December 1, 2013. The aggregate grant date fair value of these options was approximately $200,000.

Mr. Egan elected to receive 25% of the equity compensation portion of his annual retainer in the form of stock options. As a result, Mr. Egan was granted an option to purchase 8,210 shares of our common stock with an exercise price of $21.46 on April 9, 2013, which became fully exercisable on December 1, 2013. The aggregate grant date fair value of these options was approximately $50,000.

Each non-employee director had the following unexercised stock options outstanding as of the record date:

Name	Unexercised Stock Options Outstanding at Record Date
Mr. Bycoff	72,378
Mr. Egan	58,340
Mr. Gupta	8,125
Mr. Kane	41,705
Mr. Krall	51,503
Mr. Mark	223,205

(4)
Represents the grant date fair value of options granted on April 9, 2013. The grant date fair value of our options is equal to the number of shares subject to the option by the fair value of our options on the date of grant determined by using the Black-Scholes option valuation model. The Black-Scholes value of our options on April 9, 2013 was $6.09. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 12 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We urge you to read the “Compensation Discussion and Analysis“ and “Executive Compensation” sections of this proxy statement which describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the related compensation tables and narrative, which provide detailed information on the 2013 compensation of our named executive officers.
Required Vote and Board Recommendation
We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at our annual meeting:
“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2014 annual meeting of shareholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Summary Compensation Table - Fiscal Years 2013, 2012, and 2011” and the other related tables and narrative disclosure.”
This say-on-pay vote is advisory only and not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Board of Directors and our Compensation Committee value the opinions of our shareholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.
At our 2012 annual meeting of shareholders, our shareholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our named executive officers on an annual basis, which was consistent with the recommendation of our board of directors. Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board of directors currently intends for us to hold a non-binding, advisory vote on the compensation of our named executive officers on an annual basis until the next required advisory vote on the frequency of holding non-binding, advisory votes on the compensation of our named executive officers.

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Proposal Three is to ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending November 30, 2014. Deloitte & Touche LLP was the independent registered public accounting firm for our company for the fiscal year ended November 30, 2013.
Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
We have been advised that a representative of Deloitte & Touche LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions presented at the meeting.
Independent Registered Public Accounting Firm Fees
Aggregate fees billed to us for services performed for the fiscal years ended November 30, 2013 and November 30, 2012 by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	Fiscal 2013	Fiscal 2012
Audit Fees (1)	$2,452,085	$3,528,863
Tax Fees (2)	1,287,965	1,275,364
Audit-Related Fees	—	—
All Other Fees	—	—
__________

(1)
Represents fees billed for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements included in Form 10-K and reviews of financial statements included in our interim filings on Form 10-Q, as well as statutory audit fees related to our wholly-owned foreign subsidiaries. In accordance with the policy on Audit Committee pre-approval, 100% of audit services provided by the independent registered public accounting firm are pre-approved.

(2)
Includes fees primarily for tax compliance, tax advice and tax planning (domestic and international). In accordance with the policy on Audit Committee pre-approval, 100% of tax services provided by the independent registered public accounting firm are pre-approved.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.
Requests for specific services by the independent registered public accounting firm which comply with the auditor services policy are reviewed by our Finance, Tax, and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:

•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by the Chairman of the Audit Committee and then the approval by the full committee at the next meeting of the Audit Committee.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

Our Board of Directors recommends that you vote FOR the ratification of the selection of independent registered public accounting firm for fiscal year 2014.

AUDIT COMMITTEE REPORT
Management is responsible for establishing and maintaining adequate internal control over financial reporting to ensure the integrity of the company’s financial statements. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the effectiveness of the company’s internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing opinions on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee has met and held discussions with management and Deloitte & Touche LLP regarding the internal control over financial reporting and the financial audit process of the company.
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP the independent accountant’s independence.
The Audit Committee reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ended November 30, 2013 with management and Deloitte & Touche LLP. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for their audit. The Audit Committee also discussed with Deloitte & Touche LLP the matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed with Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.
Based on the above-mentioned reviews and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2013, for filing with the Securities and Exchange Commission.
No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
Respectfully submitted by the Audit Committee,

Charles F. Kane, Chairman
Ram Gupta
Michael L. Mark

COMPENSATION DISCUSSION AND ANALYSIS

This “Compensation Discussion and Analysis” section describes the material elements of our compensation programs for our executive officers. This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors arrives at specific compensation decisions and policies.
We describe below our compensation philosophy, policies and practices relating to the fiscal year ended November 30, 2013 with respect to the following individuals:

•	Philip M. Pead, who served as our Chief Executive Officer for all of fiscal 2013;

•	Chris E. Perkins, who became our Chief Financial Officer on February 1, 2013;

•	Melissa H. Cruz, who served as our Chief Financial Officer until February 1, 2013;

•	John P. Goodson, who served as our Senior Vice President, Chief Product Officer for all of fiscal 2013;

•	Andrew E. Zupsic, who served as our Senior Vice President, Global Field Operations for all of fiscal 2013; and

•	Antonio J. Aquilina, who served as our Senior Vice President, Strategy and Corporate Development for all of fiscal 2013.
We refer to these individuals collectively as our named executive officers.
Executive Summary
Execution of New Strategic Plan & Fiscal 2013 Highlights
In April 2012, we announced a new strategic plan, the foundation of which is our intention to become a leading provider of next-generation application development and deployment capabilities in the cloud for the platform-as-a-service market. During fiscal 2013, we successfully completed the execution of the major elements of the new strategic plan, including the following achievements:

•
In July 2013, we introduced the Progress Pacific platform-as-a-service which seamlessly brings together intelligent workflows, business logic, deployment options and data sources and is comprised of existing and new product assets.

•
In July 2013, we completed the last divestiture of the eleven product lines that we did not consider core to our business, with this last divestiture occurring several months ahead of schedule. The divestiture of these product lines, which together constituted approximately 40% of our revenue, allows us to focus our efforts on our core platform-as-a-service strategy.

•
In October 2013, we completed the repurchase of $360.0 million shares of our common stock pursuant to two separate Rule 10b5-1 repurchase plans in which we repurchased 16.1 million shares of our common stock over twelve months.

•
We executed on substantial cost reductions, which included a reduction in our global workforce, and changed the structure of our internal organization and the way we manage our business to make our operations more efficient.

As a result of these efforts, our financial performance improved significantly, resulting in better than expected results. Although we had not anticipated significant revenue growth in fiscal 2013, total revenue grew 5% year-over-year. This better-than-expected performance occurred across all product lines and geographies. We also achieved an operating margin in the fourth quarter of fiscal 2013 in excess of the 35% commitment we made as part of the new strategic plan announcement.

	Fiscal 2012	Fiscal 2013	% increase
Total Revenue	$317.6 million	$334.0 million	5%
Net Income	$47.4 million	$74.9 million	58%
Non-GAAP Operating Income	$99.0 million	$100.1 million	1%
Non-GAAP Earnings Per Share	$1.06	$1.19	12%
A reconciliation between the Non-GAAP measures and GAAP results is located in Appendix A at the end of this proxy statement.
Executive Management Transitions
During late fiscal 2012 and early fiscal 2013, there were two significant changes in our executive management team, as a result of which, it became necessary for us to recruit and retain a new Chief Executive Officer and Chief Financial Officer. In October 2012, Jay H. Bhatt, our former Chief Executive Officer, unexpectedly announced that he was terminating his employment with our company effective in December 2012. Mr. Bhatt became our Chief Executive Officer in December 2011 after a lengthy search process.
At the time of Mr. Bhatt’s announcement, our Board tasked Mr. Pead, who was then serving as Chairman of the Board, with the primary leadership role in the transition from Mr. Bhatt’s tenure as Chief Executive Officer because of Mr. Pead’s extensive executive and board-level experience with public software companies. Mr. Pead was initially appointed to the position of Executive Chairman and then in early November 2012, Mr. Pead became Interim Chief Executive Officer. Although our Board commenced a search process to recruit a permanent replacement for Mr. Bhatt, ultimately, our Board determined that Mr. Pead was the best candidate to serve as President and Chief Executive Officer in light of his experience, knowledge of our company and relationship with our shareholders and the investment community generally.
The second significant change in our executive management team involved our Chief Financial Officer. In December 2012, Ms. Cruz unexpectedly announced her retirement as our Chief Financial Officer. Ms. Cruz became our Chief Financial Officer in July 2012 and was the third individual to serve as Chief Financial Officer in fiscal 2012. In January 2013, Mr. Perkins was named Chief Financial Officer effective February 1, 2013. Mr. Perkins has extensive experience as a finance and operational executive for publicly-traded software companies. Of particular note, Mr. Perkins had worked closely with Mr. Pead in multiple companies prior to his joining our company, which familiarity was viewed favorably by our Board in light of the executive level turnover we had experienced during the previous two years.
New CEO/CFO Compensation Terms
As a result of these executive changes, a key component of the Compensation Committee’s responsibilities during fiscal 2013 was to develop compensation packages sufficient to attract and retain Mr. Pead as Chief Executive Officer and Mr. Perkins as Chief Financial Officer. In connection with their appointments, we entered into employment agreements with each of Messrs. Pead and Perkins, the terms of which were individually negotiated and reflect the highly competitive market in which we operate.
In developing compensation terms for Mr. Pead and Mr. Perkins, the Compensation Committee took into account the following factors, among others:

•	In the case of Mr. Pead, the compensation terms negotiated with Mr. Bhatt approximately one year previously following the lengthy search process for a new Chief Executive Officer.

•	In the case of Mr. Perkins, the compensation terms negotiated with Ms. Cruz approximately six months previously following the lengthy search process for a new Chief Financial Officer.

•	The significant turnover we had experienced in the executive ranks during fiscal 2012 and the need for greater stability in the management team in order to execute the new strategic plan.

•	The substantial experience and qualifications of Mr. Pead and Mr. Perkins.

•	As a result of the planned product line divestitures and cost reductions, we expected to reduce the size of our company by approximately 40%, which would change the composition of our peer group.

•	The new hire equity awards granted to Mr. Pead and Mr. Perkins would include performance-based equity rather than only time-based equity or stock options.
The total value of the compensation package provided to Mr. Pead was less than the value of the compensation package initially provided to Mr. Bhatt in part because of the reduced size of our company at the time Mr. Pead became our Chief Executive Officer. The value of the compensation package provided to Mr. Perkins was comparable to the compensation package provided to Ms. Cruz.
In both cases, in order to recruit Mr. Pead and Mr. Perkins to their positions, the Compensation Committee issued new hire equity awards with a value in excess of the typical annual award for which Mr. Pead and Mr. Perkins would otherwise have been eligible under our annual equity program. The Compensation Committee’s philosophy with respect to new hire awards is that they should be larger than awards under our annual equity program in order to recruit executives during challenging transition periods and to align the interests of new executives with the interests of our shareholders. In line with our pay for performance philosophy, 40% of the value of each new hire equity award was delivered in the form of a performance stock unit award, or a PSU, that vests based on achievement of the pre-determined revenue and non-GAAP operating income goals described below. If the financial performance goals are not met, no value from the PSUs will be realized. As described below, in January 2014, consistent with the Compensation Committee’s philosophy, Mr. Pead and Mr. Perkins received awards under our annual equity program that were significantly smaller than their new hire awards.
Pay for Performance Philosophy
Our fiscal 2013 compensation program reflected our pay-for-performance philosophy. We consider the annual cash bonus awards and the PSUs to be “performance-based” because the value of these awards is dependent on the achievement of pre-established financial metrics.
For fiscal 2013, our Compensation Committee designed our executive compensation program to reward performance that met or exceeded established financial goals that, if achieved, would result in increased shareholder value. The performance measures selected for the PSUs and our cash bonus were designed to support our goals of expanding our non-GAAP operating income and achieving meaningful growth in total revenue. The targets established with respect to the total revenue goal reflected the challenge we faced in maintaining core revenues while implementing a new strategy. The targets established with respect to the non-GAAP operating income metric were consistent with our publicly stated goal of achieving an operating margin of 35% for the fourth quarter of fiscal 2013, which required significant cost reduction and operational efficiency actions on our part, including as a result of the product line divestitures.
We considered adopting separate performance measures for the cash bonus and PSUs but determined that utilizing the same metrics was the preferred approach because it placed greater emphasis on accomplishing our twin goals of improving our non-GAAP operating margin and establishing a foundation for future revenue growth. Achieving these two goals in fiscal 2013 was particularly important in light of the changes our company was undergoing as a result of the execution of our new strategic plan, including the shift in our product and go-to-market focus, the divestiture of product lines and the cost reduction efforts.
Our Compensation Committee also increased the proportion of annual equity compensation awarded in the form of PSUs to 40% (from 35% in fiscal 2012). For fiscal 2013, the base salaries of the named executive officers were not increased above fiscal 2012 levels.

The financial metrics used in designing our executive compensation programs for fiscal 2013 were as follows:

	Threshold Performance (50% funding)	Target Performance (100% funding)	Maximum Performance (200% funding)
Total Revenue (1)	$304 million	$338 million	$372 million
Non-GAAP Operating Income (1)	$85 million	$94 million	$118 million
(1) Targets shown in the table above are based on budgeted exchange rates. In addition, the targets include revenue and operating income for the first fiscal quarter ended February 28, 2013 associated with our Apama product line, which was divested in July 2013.

Fiscal 2013 Pay for Performance
As a result of our financial performance during fiscal 2013, we exceeded the target level of performance under our compensation programs, which resulted in a payout percentage of 118% with respect to the annual cash bonus and PSUs.
The table below shows the cash bonuses eligible to be earned in fiscal 2013 and the amounts actually paid.
Fiscal 2013 Corporate Bonus Plan

	Mr. Pead	Mr. Perkins	Ms. Cruz	Mr. Goodson	Mr. Zupsic	Mr. Aquilina
Threshold Payment	$325,000	$150,000	$150,000	$95,000	$150,000	$78,750
Target Payment	$650,000	$300,000	$300,000	$190,000	$300,000	$157,500
Maximum Payment	$1,300,000	$600,000	$600,000	$380,000	$600,000	$315,000
Actual Payment	$767,000	$293,868	$107,574	$224,200	$354,000	$185,850
The bonuses paid to Mr. Perkins and Ms. Cruz were pro-rated to reflect their partial service with our company during fiscal 2013.

The table below shows the fair value on the date allocated to the recipients of the PSUs eligible to be earned in fiscal 2013 and the amount actually earned. Ms. Cruz did not receive a PSU award in fiscal 2013 as she had previously announced her retirement.
Fiscal 2013 PSUs

	Mr. Pead	Mr. Perkins	Mr. Goodson	Mr. Zupsic	Mr. Aquilina
Value of PSUs at Threshold Achievement	$2,370,000	$761,600	$237,000	$142,400	$118,500
Value of PSUs at Target Achievement	$4,740,000	$1,523,200	$474,000	$284,400	$237,000
Value of PSUs at Maximum Achievement	$9,480,000	$3,046,400	$948,000	$568,800	$474,000
Actual Value of PSUs Earned in 2013	$5,593,200	$1,797,376	$559,320	$335,592	$279,660
The PSUs shown in the table above applicable to each of Mr. Pead and Mr. Perkins constitute 40% of each individual's respective new hire equity award. These PSUs had the same performance conditions and other terms governing the PSUs awarded to the other named executive officers as part of our annual equity program. As described above, it is the Compensation Committee’s philosophy that new hire equity awards should have a value in excess of the typical annual award for which an individual would otherwise have been eligible under our annual equity program in order to recruit executives during challenging transition periods and to align the interests of new executives with the interests of our shareholders. As a result, the new hire awards granted to Messrs. Pead and Perkins, as shown in the table above, exceeded the typical annual award they would otherwise be eligible for under our annual equity program. In contrast to his new hire PSU award, in January 2014, Mr. Pead received a PSU award for fiscal 2014 with an aggregate grant date fair value of $1.75 million at target achievement. Similarly, Mr. Perkins received a PSU award for fiscal 2014 with an aggregate grant date fair value of $350,000 at target achievement.
Fiscal 2014 Pay for Performance Philosophy
For fiscal 2014, our Compensation Committee has made additional changes to our executive compensation program in furtherance of its pay for performance philosophy and to reflect best practices for executive compensation.
The changes approved by our Compensation Committee applicable to fiscal 2014 include:

•	The adoption of a long-term performance equity incentive compensation plan consisting of PSUs with the following terms:

◦	three year performance measure period; and

◦	no vesting unless our relative total shareholder return outperforms the median of a software index over the three-year performance period.

•	50% of the total annual target compensation applicable to Mr. Pead relating to fiscal 2014 is performance-based, an increase of approximately 10% over fiscal 2013.

•	No base salary increases applicable to the named executive officers were adopted with the exception of a market adjustment applicable to Mr. Goodson.

•	The proportion of annual equity compensation awarded in the form of PSUs has been increased to 50% from the 40% utilized in fiscal 2013.

•	Annual equity awards designed to deliver total value against our peer companies at the 50th percentile rather than the average of the 50th and 75th percentiles.
Compensation Governance
We maintain compensation governance and other compensation practices that are aligned with shareholder interests and our compensation philosophy, including the following:

•	Our Compensation Committee is comprised of three directors who are “independent” under NASDAQ Stock Market rules.

•	Our Compensation Committee's independent compensation consultant is retained directly by the Compensation Committee and performs no services directly for us.

•
Our Compensation Committee seeks input from our Chief Executive Officer and other internal personnel and advice from its external compensation consultant as to the amount and form of compensation established, but the Compensation Committee ultimately determines our executive compensation policies and practices.

•	Our long-term equity incentives generally vest over a period of three years to ensure that our executives maintain a long-term view of shareholder value.

•	We are mindful of risks to the Company that could be posed by our compensation policies and practices and design our compensation policies and practices to mitigate such risk.

•	We do not provide significant perquisites or supplemental retirement benefits to our executives.

•	Our executive agreements do not contain tax “gross-ups” on “golden parachute” payments in connection with a change in control.
Executive Compensation Philosophy
Our philosophy is to reward executives based upon corporate performance, as well as to provide long-term incentives for the achievement of future financial and strategic goals. We emphasize pay-for-performance compensation programs, which we believe advance both the short and long-term interests of our shareholders. We use a combination of total target cash compensation, composed of base salary and an annual cash bonus program, a long-term equity incentive compensation program, and a broad-based benefits program to create a competitive compensation package for our executive management team.
Objectives of our Executive Compensation Program
Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our executive officers, including salaries, cash incentives and equity incentive compensation. Our Compensation Committee has designed our overall executive compensation program to achieve the following objectives:

•	attract and retain talented executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•
provide a competitive compensation package that aligns the interests of our executive management team and shareholders by tying a significant portion of an executive's cash compensation to the achievement of performance goals; and

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success.

Compensation Committee Responsibilities and Authority
Our Compensation Committee reviews and approves the annual salary and annual cash bonus awards as well as all long-term equity incentive awards for our executive officers, establishes our general compensation policies, administers our equity plans, determines or consults with management regarding compensation and benefits for our other officers and other employees (as appropriate) and oversees our executive compensation and benefit plans and policies. Our Compensation Committee reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer.
During fiscal 2013, our Compensation Committee consisted of members of our Board of Directors who met the independence requirements promulgated by NASDAQ. During all of fiscal 2013, our Compensation Committee consisted of Messrs. Egan, Kane and Krall, with Mr. Krall serving as Chairman.
Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
In accordance with its charter, the Compensation Committee:

•	oversees our overall executive compensation structure, policies and programs;

•	administers our equity-based plans;

•	reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer;

•	reviews and determines the compensation of all direct reports of the Chief Executive Officer;

•	reviews and makes recommendations to our Board of Directors regarding the compensation of our directors; and

•	is responsible for producing the annual report included in this proxy statement.
Our Chief Executive Officer, various other executives, and our human resources department support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding our compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation Committee on an annual basis regarding salary increases, potential bonuses and equity awards for each of his direct reports.
The Compensation Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. During fiscal 2013, the Compensation Committee retained Pearl Meyer & Partners (Pearl Meyer) to assist it in evaluating the compensation of our officers and directors. Pearl Meyer did not directly provide any other services to us and consults with our management only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.
Roles of the Compensation Committee, the Chief Executive Officer and Compensation Consultant
Role of Compensation Committee
At the beginning of each fiscal year, the Compensation Committee begins the process of reviewing executive officer and board compensation for the next fiscal year. The Compensation Committee members are provided reports from the external compensation consultant comparing our executive compensation and equity granting practices relative to the market and to a peer group. Reports are also provided on board of director compensation relative to the market and a peer group.
During the first quarter of each fiscal year, the Compensation Committee reviews recommendations from management on the current fiscal year short-term incentive compensation programs relative to anticipated corporate performance. The Compensation Committee also reviews recommendations from management on the current fiscal year long-term incentive programs, principally in the form of annual equity awards. In January, the Compensation

Committee reviews and approves changes to executive officers' total target cash compensation, which includes base salary and target incentive compensation.
In January, the Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding any changes to board compensation.
At the end of the fiscal year, the Compensation Committee reviews preliminary results of the short-term incentive compensation programs. Final review and approval of these programs and costs are completed early in the following fiscal year prior to any payments.
In accordance with our Stock Option Grant Policy, the Compensation Committee meets at least four times a year to review and approve equity award requests.
Communication with Compensation Committee members is accomplished through committee meetings, teleconference calls or e-mail. Members of management and/or the external compensation consultants participate in these various communication methods and attend meetings or conference calls at the invitation of the Compensation Committee.
Role of Chief Executive Officer
Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for his direct reports (including our other named executive officers), including the terms of these executives’ annual cash bonus compensation and long-term equity compensation. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives.
Our Chief Executive Officer typically discusses his initial recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits group within our Human Resources Department and individuals within our Finance and Legal Departments support the Compensation Committee in the performance of its responsibilities. During fiscal 2013, our Chief Financial Officer, General Counsel and Senior Vice President of Human Resources and other representatives of the human resources and finance department regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business, information about our financial performance and relevant legal and regulatory developments. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer's recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from its external compensation consultant prior to making any final decisions.
Role of Compensation Consultant
For fiscal 2013, following completion of a competitive bid process, our Compensation Committee retained Pearl Meyer as its external compensation consultant to advise the Compensation Committee on all matters related to executive compensation. Pearl Meyer did not directly provide any other services for us. Pearl Meyer consulted with our management only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.
During fiscal 2013, Pearl Meyer provided a range of services to the Compensation Committee to support the Compensation Committee's agenda and obligations, including providing regulatory updates, peer group compensation data so that the Compensation Committee can set compensation for executives in accordance with our policies, advice on the structure and competitiveness of our compensation programs and advice on the consistency of our programs with our executive compensation philosophy. Representatives of Pearl Meyer attended Compensation Committee meetings and provided advice to the Compensation Committee upon its request. Typically, management worked with Pearl Meyer on matters for the Compensation Committee where that work was requested by the Compensation Committee. The Compensation Committee determined that no services provided by Pearl Meyer during fiscal 2013 interfered with the exercise of Pearl Meyer’s independent judgment.

Peer Group Selection
To assist the Compensation Committee in making decisions on total compensation for executives and company-wide equity grants, the Compensation Committee utilizes peer and industry group data and analysis. With respect to fiscal 2013, the peer and industry group data and analysis was initially provided by Radford Surveys + Consulting (Radford), the Compensation Committee’s prior external compensation consultant. In October 2012, prior to the retention of Pearl Meyer, Radford provided the following studies: “Executive Compensation Review” and “Aggregate Equity Usage”. The “Executive Compensation Review” prepared by Radford utilized the survey data from the Radford High Technology Executive Compensation Survey and peer group data to benchmark the various elements of executive pay. The “Aggregate Equity Usage” report utilized the peer group data and general market data for details of equity practices and, in particular, equity burn rates. The Compensation Committee believes that it is important to benchmark compensation against our peer group because those companies are directly comparable to us in terms of revenue, market capitalization and industry. In providing advice to the Compensation Committee relating to fiscal 2013 executive compensation decisions, Pearl Meyer utilized the studies provided by Radford as supplemented by its own analysis.
For fiscal 2013, the peer group list was comprised of 15 other companies in the software industry with revenue and market capitalization comparable to us. The peer group list is reviewed on an annual basis to ensure the companies remain a valid comparison and to account for any corporate structure changes in the peer groups, such as an acquisition by another company. In October 2012, at the time data was compiled for the peer group companies, the companies in the peer group ranged in size on a revenue basis from approximately $0.2 billion to $1.2 billion with a median of $0.4 billion as compared to our revenue of $0.3 billion, and on a market capitalization basis from approximately $0.2 billion to $6.6 billion with a median of $1.9 billion as compared to our then market capitalization of $1.2 billion. We may include companies that do not fit these criteria if we believe that we are directly competing with those companies for executive talent.
Fiscal 2013 Peer Group List

1.	ANSYS Inc. (Ticker Symbol: ANSS)

2.	Ariba Inc. (ARBA)

3.	Aspen Technology, Inc. (AZPN)

4.	Avid Technology, Inc. (AVID)

5.	CommVault Systems, Inc. (CVLT)

6.	JDA Software Group Inc. (JDAS)

7.	Manhattan Associates, Inc. (MANH)

8.	MicroStrategy, Inc. (MSTR)

9.	Parametric Technology Corporation (PMTC)

10.	Pegasystems, Inc. (PEGA)

11.	QAD Inc. (QADA)

12.	Qlik Technologies, Inc. (QLIK)

13.	Riverbed Technology Inc. (RVBD)

14.	TIBCO Software Inc. (TIBX)

15.	Websense, Inc. (WBSN)

We also use survey data for additional perspective on executive compensation. We participated in the Radford Executive Survey to benchmark our executives, including the named executive officers, to the marketplace. The materials from Radford included a comprehensive report providing details on the benchmark positions used for each executive as well as analysis on base salary, short-term incentives, total actual cash, total target cash compensation, actual total direct compensation and target total direct compensation. The survey data was comprised of compensation information from companies in the high technology industry with revenue ranging from $0.4 billion to $0.8 billion. There were 69 companies that fit within this criterion.

Shareholder Vote
At our 2013 Annual Meeting of Shareholders, our shareholders approved, in an advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures in our proxy statement for fiscal 2012. The proposal was approved by our shareholders with 90% of the votes cast voting “for” approval and less than 1% voting “against” approval. In light of the level of approval by our shareholders, the Compensation Committee did not make changes to our compensation policies or practices in response to the shareholder vote. However, the Compensation Committee regularly reviews the compensation programs of our executive officers to ensure that they achieve our desired goal of aligning the interests of our executive officers and shareholders and our pay for performance philosophy.
Executive Officer Compensation Components
The following table summarizes the principal components of our executive compensation program in fiscal 2013.

Compensation Element	Objective	Key Features	Performance Metrics
Base Salary	To secure and retain services of key executive talent	Targeted at 50th percentile of market data Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position or internal equity	Not applicable
Annual Cash Bonus	To encourage and reward corporate performance that enhances long-term shareholder value
Targeted at 50th percentile of market data

Performance goals and target bonus amounts established at beginning of fiscal year

Actual bonus amounts may be lower/higher than 50th percentile based on performance

Total corporate revenue and non-GAAP operating income
Equity Compensation:	To align executives' interests with those of shareholders	Target equity grant values at between 50th and 75th percentile of market data
Performance Share Units (PSUs)	To encourage and reward corporate financial performance that enhances long-term shareholder value
Subject to performance criteria aligned with 2013 business plan

Earned only to the extent the performance criteria are achieved

PSUs earned are subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year, one-third in each of the next two years if the executive remains employed on the vest date)
Total corporate revenue and non-GAAP operating income
Restricted Stock Units (RSUs)	To retain executive talent	Service-based vesting over three-year period	Not applicable

Our Compensation Committee has not adopted a formal policy for allocating between these various forms of compensation. However, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives. Within the context of the overall objectives of our compensation programs, the Compensation Committee determined the specific amounts of compensation, including base salary, incentive cash compensation and equity compensation, to be paid to each of our executives for fiscal 2013 based on a number of factors, including:

•	our understanding of compensation generally paid by similarly-situated companies to their executives with similar roles and responsibilities;

•	the roles and responsibilities of our executives; and

•	the individual experience and skills of, and expected contributions from, our executives.
We also provide our executive officers with 401(k) Plan benefits and severance and change in control protection. Each of the elements of our executive compensation program is discussed in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are meant to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.
Base Salary
The Compensation Committee annually reviews total target cash compensation ranges, including base salary, for each of our named executive officers, during the first fiscal quarter. Base salaries may be adjusted by our Compensation Committee in accordance with various criteria, including:

•	individual performance;

•	levels of responsibilities;

•	individual competencies, skills and contributions;

•	individual tenure and experience;

•	functions performed;

•	peer group compensation levels for comparable positions;

•	internal compensation equity issues; and

•	our general financial performance.
Our Chief Executive Officer proposes base salary amounts for all executive officers other than himself for the Compensation Committee's consideration based on his evaluation of these criteria. The weight given each factor by the Compensation Committee may vary with each individual. For fiscal 2013, the philosophy of the Compensation Committee was to target base salary for our executive officers generally at the 50th percentile of the peer group and the broader software industry. For fiscal 2013, Mr. Pead recommended no increases in the base salaries of our named executive officers.
Annual Cash Bonus Awards
It is our philosophy to base a significant portion of an executive officer's total compensation opportunity on performance incentives. Our named executive officers participate in our corporate bonus plan, which is intended to motivate eligible participants toward overall business results, to tie their goals and interests to those of the company and its shareholders, and to enable the company to attract and retain highly qualified executives. This bonus plan is administered by our Compensation Committee.
Awards under the corporate bonus plan are based upon the achievement of performance metrics established on an annual basis by the Compensation Committee. Generally, performance is measured over a one-year period. These performance goals are based on our strategy as reflected in our annual operating plan and budget.

The Compensation Committee has the discretion to increase or reduce awards if it believes management has performed exceptionally compared to its peer group or if the Compensation Committee believes unanticipated factors assisted or inhibited management in achieving financial objectives. Historically, the Compensation Committee has not chosen to exercise such discretion and has instead relied on the achievement of the financial performance metrics to determine the awards paid to management and other plan participants. For fiscal 2013, the Compensation Committee relied on the achievement of the financial performance metrics to determine the overall funding of the bonus plan and the actual bonus payout amounts to individual participants in the plan.
Target awards under the corporate bonus plan are established by the Compensation Committee as part of its annual review of each executive's compensation. The Compensation Committee sets these target bonuses to ensure that a substantial portion of each executive's target cash compensation is linked directly to business performance and to provide the executives with a performance-based opportunity to achieve total cash compensation at the 50th percentile of the peer group and the broader software industry based on adequate company performance.
Equity Compensation
We also use equity compensation to attract, retain, motivate and reward our named executive officers. We issue annual and new hire equity awards based on guidelines for awards commensurate with position levels and that reflect grant practices within our peer group and the broader software industry generally. The Compensation Committee reviews the mix of equity awards to our named executive officers on an annual basis.
In recent years, equity awards to named executive officers and other recipients have typically been made in the form of a combination of stock options and RSUs. In 2011, we introduced the use of PSUs as part of our equity compensation program. During the past few years, the Compensation Committee has altered the mix of equity compensation to executive officers so that a greater proportion of equity compensation is awarded in the form of RSUs or PSUs rather than stock options and, in 2012, the Compensation Committee determined that stock options should not be part of the annual equity program for any recipient, including the named executive officers. The Compensation Committee believes that eliminating the grant of stock options reflects current market trends and that RSUs and PSUs are preferred vehicles for retention and the achievement of company goals.
RSUs typically vest in six equal installments over three years beginning six months after issuance. In a volatile stock market, RSUs continue to provide value when stock options may not, which the Compensation Committee believes is useful in retaining talented executives in unpredictable economic times.
PSUs are subject to performance criteria aligned with our business plan and are earned only to the extent the performance criteria are achieved, with any PSUs earned being subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year and one-third in each of the next two years if the executive remains employed on the vesting date). The Compensation Committee grants PSUs consistent with its pay-for-performance philosophy. During fiscal 2013, the Compensation Committee increased the proportion of equity compensation awarded in the form of PSUs to 40% from 35% utilized in fiscal 2012 and for fiscal 2014, the Compensation Committee further increased the proportion of equity compensation awarded in the form of PSUs to 50%.
Beginning in fiscal 2013, the Compensation Committee adopted the practice of including PSUs as a portion of the new hire equity awards issued to individuals at the level of Vice President and above. In the case of such new hire equity awards, the same proportion of RSUs/PSUs applicable to the annual equity award program was used. The performance conditions and other terms applicable to these PSUs are identical to the PSUs awarded as part of the annual equity program. Typically, new hire award recipients do not receive an award under our annual equity program in the same year as the grant of the new hire award. New hire equity awards are generally larger than the size of an annual award.
The Compensation Committee's decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on the Compensation Committee's understanding, and individual experiences with market practices, of similarly-situated companies. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program and are designed to encourage performance by our executive officers over several years, while annual incentive cash compensation is designed to encourage shorter-term performance (generally performance over a one-year period).

To determine the size of the equity awards, the Compensation Committee first determined the total number of shares that would be available for the annual equity awards to all proposed recipients. The total number of shares was determined by consideration of the potential dilution to our shareholders and average burn rate of other companies in our industry. The Compensation Committee utilized the grant data from the peer group and other information provided by Pearl Meyer to assist it in determining the size of the overall equity pool for our company as well as the individual grants to the named executive officers.
To determine the size of the individual annual equity awards, the Compensation Committee, with the assistance of data provided by Radford prior to the change in compensation consultant, compared the long-term equity incentive compensation levels of our executives with similar positions within our peer group and survey data to determine the long-term equity incentive compensation amount for each executive. The Compensation Committee evaluated the total value delivered by the annual equity grant against the average of the 50th and the 75th percentile of the value of long-term incentive compensation of our peer group and broader software industry. In finalizing the amounts of the fiscal 2013 annual equity awards, the Compensation Committee considered our Chief Executive Officer's recommendations, the burn rate of the executive grants, and the degree to which those amounts are aligned with our goals of retaining key employees. For fiscal 2014, the Compensation Committee granted annual equity awards designed to deliver total value against our peer companies at the 50th percentile rather than the average of the 50th and 75th percentile.
On occasion, the Compensation Committee makes additional grants of equity awards for the purpose of encouraging certain executives and other individuals to remain with our company. In situations where management determines that additional grants of equity awards are necessary or appropriate for our continued success, recommendations are made by the Chief Executive Officer to the Compensation Committee, typically after consulting with its external compensation consultant. Retention awards include vesting provisions that are designed to encourage recipients to maintain their employment with us and these provisions may differ from our standard vesting schedules.
Long-Term Incentive Compensation Plan
In January 2014, the Compensation Committee approved a new long-term equity incentive compensation plan consisting of the grant of PSUs, the vesting of which would be entirely based on performance over a multi-year measurement period. The measurement period is three years. The number of shares actually earned is determined by comparing our total stockholder return (TSR) for the relevant period against the total shareholder return of the component companies of the NASDAQ Software Index on a scale from 0% to 200%. As shown in the table below, no vesting would occur unless we outperformed the median of the index.

Relative Performance (TSR Percentile Rank)	% of Target PSU Earned
Less than 50th Percentile	0%
60th Percentile	50%
70th Percentile	100%
80th Percentile	150%
90th Percentile	200% (Maximum)
Awards interpolated for performance within stated percentiles

401(k) Plan
We currently provide a non-elective contribution under our 401(k) plan. All employees who participate in our 401(k) plan, including our named executive officers, receive up to a 3% matching contribution. Our Compensation Committee has the discretion to add up to a 3% additional matching contribution under the 401(k) plan but did not exercise that discretion in fiscal 2013.
Other Benefits
We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. The named executive officers are eligible to participate in all of our health and insurance plans, in each case on the same basis as other employees. In addition, our stock purchase plan is available to all employees other than employees, if any, who hold 5% or more of our common stock.
Severance and Change in Control Benefits
In December 2009, we adopted company-wide severance guidelines applicable to our employees in the United States in connection with the undertaking of a large reduction in force. These guidelines provide for severance and other benefits to be paid to employees who are involuntarily terminated from employment with our company, with the precise amount of severance determined based on position and seniority. Former members of our executive management team have received severance and other benefits in accordance with these guidelines, which were approved by the Compensation Committee.
Currently, the severance guidelines applicable to our executive management team provide upon involuntary termination for the payment of severance of twelve months of total target cash compensation as of the date of termination and twelve months of acceleration of unvested stock options and RSUs. Receipt of these severance payments and benefits is subject to the execution of our standard form of separation and release agreement, which includes a non-competition clause. Although subject to change in the sole discretion of the Compensation Committee, we expect that these severance guidelines will continue to apply to involuntary terminations of executive officers, including the named executive officers in the future. These severance guidelines, however, will not apply in the event that the executive officer is entitled to severance under a specific agreement between the executive officer and our company.
We entered into Executive Employment Agreements with each of Messrs. Pead and Perkins upon their respective appointment as Chief Executive Officer and Chief Financial Officer. These agreements provide Messrs. Pead and Perkins with certain payments and benefits upon an involuntary termination of employment. See “Executive Compensation-Severance and Change in Control Agreements.”
Prior to fiscal 2013, we had entered into executive severance agreements with our executive officers, including Ms. Cruz and Messrs. Zupsic, Goodson and Aquilina. The Compensation Committee approved these agreements, following consultation with its prior external compensation consultant, in order to retain our executive officers and other key management personnel during periods of CEO transition.
These executive severance agreements expired in accordance with their terms on September 1, 2013. These executive severance agreements would have provided each executive officer with certain payments and benefits upon an involuntary termination of employment. The terms of the executive severance agreements generally reflected the severance and benefits payable to executive officers under the company-wide severance guidelines described above except that these agreements provided for twenty-four months of equity acceleration. Upon expiration of these executive severance agreements, the executive officers are thereafter subject to the severance plan, if any, then applicable to direct reports of the Chief Executive Officer. See “Executive Compensation-Severance and Change in Control Agreements.”
We have also entered into an Employee Retention and Motivation Agreement with each of the named executive officers. Each agreement provides for certain payments and benefits upon a change in control of our company and/or certain involuntary terminations of employment thereafter. Our Board of Directors determined that it is in the best interests of our company and its shareholders to assure that we will have the continued dedication and objectivity of our key employees, despite the possibility, threat or occurrence of a change in control of the company. These agreements are described below. See “Executive Compensation -Severance and Change in Control Agreements.”
The Compensation Committee periodically reviews these agreements to determine if these agreements should be maintained. For 2013, the Compensation Committee reviewed current market practices and the terms of the agreements with its external compensation consultant and determined that such agreements and their terms were substantially consistent with the practices of our peer companies. As a result of its review, the Compensation Committee decided that it was appropriate to maintain the agreements.
The Compensation Committee believes that these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued

benefits if the executive is terminated without cause, economic protection for the executive's family if the executive becomes disabled or dies, and additional protections in connection with a change in control of our company.
Analysis of Compensation Decisions for Fiscal 2013
The target total direct compensation established for each of the named executive officers is set forth in the table below.
Fiscal 2013 Target Compensation

	Target Total Annual Compensation		Target Long-Term Equity
Name	Base Salary	Target Annual Bonus	Performance-Based Equity (1)	Time-Based Equity (2)	Target Total Direct Compensation
Philip M. Pead(3)	$650,000	$650,000	$4,740,000	$7,110,000	$13,150,000
Chris E. Perkins	375,000	300,000	1,523,200	2,284,800	4,483,000
Melissa H. Cruz	375,000	275,000	—	—	650,000
John P. Goodson	320,000	190,000	474,000	948,000	1,932,000
Andrew E. Zupsic	350,000	300,000	284,400	426,600	1,361,000
Antonio J. Aquilina	315,000	157,500	237,000	592,500	1,302,000
_________

(1)
Represents the fair value of PSUs on the date allocated to the recipients, which is equal to the number of PSUs granted at target performance multiplied by the closing price of our stock on the date allocated to the recipients. See the “Executive Compensation--Grants of Plan-Based Awards Table” for further detail regarding these awards.

(2)
Represents the grant date fair value of RSUs and options on the date of grant. The grant date fair value of RSUs is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. See the “Executive Compensation--Grants of Plan-Based Awards Table” for further detail regarding these awards.

(3)	Mr. Pead’s target time-based equity value excludes the 1,480 RSUs he was awarded in January 2013 relating to his service as Executive Chairman from October 8, 2012 until December 7, 2012.
Overall Considerations
Considerations for Mr. Pead
On October 8, 2012, our Board of Directors appointed Mr. Pead to the position of Executive Chairman in connection with the announcement that Jay H. Bhatt would be voluntarily terminating his employment as our Chief Executive Officer in December 2012. On November 2, 2012, Mr. Pead was named Interim Chief Executive Officer and Mr. Bhatt's employment terminated. On December 7, 2012, Mr. Pead was named President and Chief Executive Officer.
In connection with Mr. Pead’s service as Executive Chairman, Mr. Pead was issued 1,480 RSUs in January 2013. These RSUs became fully vested in February 1, 2014.
The terms of Mr. Pead’s compensation for fiscal 2013 were determined by the employment agreement we entered into with him in December 2012. Pursuant to this employment agreement, Mr. Pead’s base salary was set at $650,000 and his target bonus was set at 100% of his base salary. Mr. Pead also received a new hire equity award of 300,000 RSUs and 200,000 PSUs, which was issued in January 2013. The PSUs awarded to Mr. Pead in January 2013 as part of his new hire award had the same performance conditions and other terms as the PSUs awarded as part of the annual equity program. Our Compensation Committee consulted with its prior external compensation consultant in determining the compensation to be paid to Mr. Pead and the Board of Directors and the Compensation Committee approved the terms of Mr. Pead’s employment agreement.
The target long-term equity amounts shown in the table above for Mr. Pead reflect the new hire equity award described in the preceding paragraph. In order to attract and recruit key personnel, it is our philosophy that new hire equity awards should exceed the size of awards issued under the annual equity program. As a result, the equity award applicable to Mr. Pead for fiscal 2013 is greater in amount than the typical annual award he would otherwise be eligible to receive under the Compensation Committee’s compensation philosophy. For example, in January 2014, Mr. Pead received an annual equity award for fiscal 2014 consisting of 73,437 RSUs and 73,437 PSUs, with an aggregate grant date fair value of $3.5 million.

Considerations for Mr. Perkins
Mr. Perkins became our Chief Financial Officer on February 1, 2013. The terms of Mr. Perkins’ compensation were determined by the employment agreement we entered into with him in January 2013 in connection with his joining our company. Pursuant to this employment agreement, Mr. Perkins’ base salary was set at $375,000 and his target bonus was set at $300,000. Mr. Perkins also received a new hire equity award of 96,000 RSUs and 64,000 PSUs, which was issued effective February 1, 2013.
The target long-term equity amounts shown in the table above for Mr. Perkins reflect the new hire equity award described in the preceding paragraph. The equity award applicable to Mr. Perkins for fiscal 2013 is greater in amount than the typical annual award he would otherwise be eligible to receive under the Compensation Committee’s compensation philosophy. For example, in January 2014, Mr. Perkins received an annual equity award for fiscal 2014 consisting of 14,688 RSUs and 14,688 PSUs, with an aggregate grant date fair value of $700,000.
Considerations for Ms. Cruz
Ms. Cruz became our Chief Financial Officer on July 16, 2012. The terms of Ms. Cruz's compensation were determined by the employment letter we entered into with her in July 2012 in connection with her joining our company. Pursuant to this employment letter, Ms. Cruz's base salary was set at $350,000 and her target bonus was set at $275,000. Ms. Cruz also received a new hire equity award of 115,000 RSUs, which was issued in July 2012.
In December 2012, Ms. Cruz announced that she was retiring as Chief Financial Officer effective February 1, 2013 and that her employment with our company would terminate on April 1, 2013. Ms. Cruz did not receive any severance in connection with her termination of employment although she remained eligible to receive a pro-rata portion of her fiscal 2013 target bonus. Ms. Cruz did not receive an equity award under our fiscal 2013 annual equity program and the portion of her new hire equity award that was not yet vested on the date of her termination of employment was forfeited.
Considerations for Mr. Goodson
In January 2013, Mr. Goodson was granted 30,000 RSUs and 20,000 PSUs under our fiscal 2013 annual equity program. In addition, upon the recommendation of Mr. Pead, our Compensation Committee authorized a special equity award of 10,000 RSUs to Mr. Goodson. These special RSUs are subject to two-year vesting, subject to continued employment.
Considerations for Mr. Zupsic
Mr. Zupsic became our Senior Vice President, Global Field Operations in April 2012. The terms of Mr. Zupsic's initial compensation were determined by the employment letter we entered into with him in connection with his joining our company. Pursuant to this employment letter, Mr. Zupsic's base salary was set at $350,000 and his target bonus was set at $300,000. Mr. Zupsic also received a new hire equity award of 100,000 RSUs and 15,000 PSUs, which was issued in May 2012.
In January 2013, Mr. Zupsic was granted 18,000 RSUs and 12,000 PSUs under our fiscal 2013 annual equity program. For fiscal 2013, Mr. Zupsic’s target bonus was initially set so that 60% of Mr. Zupsic’s bonus was tied to total corporate revenue and 40% of the bonus was tied to total non-GAAP operating income. However, in January 2014, at Mr. Pead’s request, the Compensation Committee reversed the weighting applicable to Mr. Zupsic’s bonus to match the weighting applicable to other participants in the corporate bonus plan. As a result of this change, Mr. Zupsic’s bonus for fiscal 2013 was $6,000 higher than it would have been under the original formula.
Considerations for Mr. Aquilina
Mr. Aquilina became our Senior Vice President, Strategy and Corporate Development in January 2012. The terms of Mr. Aquilina's initial compensation were determined by the employment letter we entered into with him in connection with his joining our company. Pursuant to this employment letter, Mr. Aquilina's base salary was set at $315,000 and his target bonus was set at $157,500. Mr. Aquilina also received a cash signing bonus of $75,000. Mr. Aquilina also received a new hire equity award of 40,000 stock options and 16,000 RSUs, which was issued in January 2012.

In January 2013, Mr. Aquilina was granted 15,000 RSUs and 10,000 PSUs under our fiscal 2013 annual equity program. In addition, upon the recommendation of Mr. Pead, our Compensation Committee authorized a special equity award of 10,000 RSUs to Mr. Aquilina. These special RSUs are subject to two-year vesting, subject to continued employment.
The Fiscal 2013 Performance-Based Compensation Structure and Criteria
Our fiscal 2013 incentive compensation plans were designed to motivate our executive officers toward the achievement of our overall business goals during 2013. These business goals were designed to create and deliver value to our shareholders over the long term. For fiscal 2013, our annual performance-based incentives were a cash bonus plan and PSUs.
In January 2013, the Compensation Committee formally approved the fiscal 2013 Annual Bonus and Equity Plan. For fiscal 2013, the Compensation Committee adopted two plan metrics, both of which would be utilized to determine funding and payout under the cash bonus plan and the PSUs. These two plan metrics were total corporate revenue and total non-GAAP operating income, with total non-GAAP operating income being weighted 60% and total corporate revenue being weighted 40%. In the case of Mr. Zupsic’s target bonus, the weighting of the plan metrics was reversed so that 60% of Mr. Zupsic’s bonus was tied to the total corporate revenue metric and 40% of the bonus was tied to the total non-GAAP operating income metric. Each metric would be measured separately and not impacted by performance with respect to the other metric except that if non-GAAP operating income was less than 20% of the target, no funding under the Annual Bonus Plan would occur. These two metrics were in line with our corporate goal of growing revenue while increasing operating profit margins.
Non-GAAP operating income differs from operating income determined under GAAP by excluding amortization of acquired intangibles, stock-based compensation, purchase accounting adjustments related to deferred revenue, and restructuring and transition expense and acquisition-related expenses. We use non-GAAP measures to make operational and investment decisions because we believe the costs and expenses that we exclude from GAAP operating income are not tied to our core results. For these reasons, we use non-GAAP operating income as a performance goal.
The Compensation Committee also determined that once funding had been established, the delivery of bonuses and PSUs to the named executive officers would be based entirely on the achievement under the two plan metrics.
The Fiscal 2013 Annual Performance-Based Compensation Criteria and Achievement
The tables below show:

•	the performance criteria for the fiscal 2013 annual bonus plan and PSU awards; and

•	in each case, the extent to which the performance criteria were achieved and performance-based incentives were earned.
Annual Bonus Plan and Performance-Based Equity Criteria and Achievement. As shown in the table below, no portion of the bonus or PSUs would be earned by the named executive officers unless the threshold of $304 million in revenue and $85 million in non-GAAP operating income was achieved, at which point 50% of the bonus and 50% of the PSUs would be earned. Thereafter, up to the remaining 50% of the bonus and 50% of the PSUs could be earned based on the extent to which revenue between the threshold of $304 million and the target of $338 million and operating income between the threshold of $85 million and the target of $94 million were achieved. Additional amounts could be earned to the extent of overachievement.

Fiscal 2013 Performance-Based Annual Bonus Plan and PSUs Criteria and Achievement

Metric	Threshold (50% earned)	Target (100% earned)	Maximum (200% earned)	Actual Achievement	Actual Achievement %	Weighting%	Funding Percentage %
Corp. Revenue (1)	$304 million	$338 million	$372 million	$342 million	111%	40%	45%
Non-GAAP Operating Income (1)	$85 million	$94 million	$118 million	$99 million	123%	60%	74%
							118%
(1) Targets and actual achievement figures shown in the table above are based on budgeted exchange rates. In addition, the targets and actual achievement figures include revenue and operating income for the first fiscal quarter ended February 28, 2013 associated with our Apama product line, which was divested in July 2013.
Amounts Earned under the Fiscal 2013 Corporate Bonus Plan. As shown in the table above, the achievement percentages within the two metrics equated to a blended funding percentage of 118%.
The table below shows the amount earned by each named executive officer under the Fiscal 2013 Corporate Bonus Plan.
Corporate Bonus Plan Amounts Earned for Fiscal 2013

Executive Officer	Target Bonus	Bonus @118% Funding
Philip M. Pead	$650,000	$767,000
Chris E. Perkins(1)	300,000	293,868
Melissa H. Cruz (2)	275,000	107,574
John P. Goodson	190,000	224,200
Andrew E. Zupsic	300,000	354,000
Antonio J. Aquilina	157,500	185,850
______________

(1)	Mr. Perkins’ bonus was pro-rated from his employment commencement date of February 1, 2013.

(2)	Ms. Cruz received a pro-rata amount of her target bonus for fiscal 2013 based on the number of days she was employed prior to her employment termination date of April 1, 2013.
PSUs Earned by the Executives for Fiscal 2013. The table below shows the number of PSUs issued as a result of fiscal 2013 performance. One-third of the PSUs earned vest on April 1, 2014, subject to continued employment, and the remaining two-thirds vest over two years in substantially equal installments beginning in October 2014.

Performance-Based Annual Equity Earned for Fiscal 2013

Executive Officer	Target PSUs	PSUs Earned at 118%	Value of PSUs Earned (1)
Philip M. Pead (2)	200,000	236,000	$5,593,200
Chris E. Perkins(2)	64,000	75,520	1,797,376
Melissa H. Cruz (3)	—	—	—
John P. Goodson	20,000	23,600	559,320
Andrew E. Zupsic	12,000	14,160	335,592
Antonio J. Aquilina	10,000	11,800	279,660
______________

(1)
The value of the PSUs earned was determined by multiplying the PSUs earned by $23.70, the closing price on the date the PSUs were allocated to the recipients, except with respect to Mr. Perkins, in which case $23.80, the closing price on the date the PSUs were allocated to Mr. Perkins, was utilized.

(2)    PSUs awarded as part of new hire equity award.

(3)	As Ms. Cruz had previously announced her retirement, she did not receive PSUs in fiscal 2013.

Timing of Equity Grants
We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information.
Equity awards may be made only by the Compensation Committee. The Compensation Committee makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the period encompassing ten days prior to the end of each fiscal quarter through 48 hours after the earnings for that quarter are announced).
Tax and Accounting Implications
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to certain of their named executive officers. Certain performance-based compensation approved by shareholders is not subject to this deduction limit. The Compensation Committee's strategy in this regard is to be cost and tax effective. Therefore, the Compensation Committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our shareholders and so we may pay compensation to our executive officers that is not deductible.
Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our severance and change in control agreements described below, including the Employee Retention and Motivation Agreements we entered into with our named executive officers, contain provisions that are intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. The Compensation Committee has the sole discretion to change the severance guidelines applicable to executive officers to the extent necessary to avoid the application of Section 409A or comply with applicable Section 409A requirements.
Accounting for Stock-Based Compensation. Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant service period. We estimate the fair value of each stock-based award on the measurement date using either the current market price or the Black-Scholes option valuation model.
Compensation Committee Report
This report is submitted by the Compensation Committee of our Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with management. Based on that review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
Respectfully submitted by the Compensation Committee,

David A. Krall, Chairman
John R. Egan
Charles F. Kane
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal 2013 were Messrs. Egan, Kane and Krall. Messrs. Egan, Kane and Krall are not nor have they ever been an officer or employee of our company or of any of its subsidiaries, or had any relationship with us requiring disclosure in this proxy statement. There are no compensation committee interlocks amongst any of our directors.
Analysis of Risk Associated with Our Compensation Plans
In setting compensation, the Compensation Committee considers the risks to our shareholders and to the achievement of our goals that may be inherent in the compensation plans and programs for all employees, including our executives. When evaluating our executive compensation program, the Compensation Committee considers whether the program is based on the appropriate philosophy, benchmarked against the appropriate peer group and balanced between long and short-term performance targets, company and individual performance. Although a significant portion of our executives' compensation is performance-based and “at-risk,” we believe our compensation plans and programs are appropriately structured so as not to encourage our employees to take excessive or unreasonable risks.
We considered the following elements of our compensation plans and policies when evaluating whether such plans and policies are structured to encourage our employees to take unreasonable risks:

•
Compensation consists of both fixed and variable components. The fixed portion (i.e., base salary) and variable portion (i.e., performance-based bonus and equity awards) provide a mix of compensation intended to produce corporate performance without encouraging excessive risks.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We use consistent corporate performance metrics from year-to-year rather than changing the metric to take advantage of changing market conditions.

•
Our short-term incentive plans are capped as to the maximum potential payout, which we believe mitigates excessive risk taking by limiting bonus payments even if we dramatically exceed the performance targets.

•
We use a combination of PSUs and RSUs for equity awards because RSUs retain value even in a depressed market, which makes our executives less likely to take unreasonable risks to earn PSU awards or get, or keep, stock options “in-the-money.”

•	The time-based vesting for RSUs (including a portion of PSU awards earned) ensures that our executives' interests align with those of our shareholders for the long-term performance of our company.

•
Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	In accordance with our written stock option grant policy, all equity grants must occur at a meeting of the Compensation Committee and management has no authority to issue equity.

•	The Compensation Committee retains and does not delegate any of its power to determine matters of executive compensation and benefits.

•	We maintain a system of controls and procedures designed to ensure that amounts are earned and paid in accordance with our plans and programs.

•
In accordance with our written stock option grant policy, we have appointed an Options Executive, who is responsible for ensuring that we comply with applicable laws, regulations and accounting standards related to the granting of equity-based compensation, and that our policies, procedures and equity compensation plans are followed. Our Options Executive reports quarterly to the Compensation Committee.

•
We do not allow our executives and directors to hedge their exposure to ownership of, or interest in, our stock. We also do not allow them to engage in speculative transactions with respect to our stock.

EXECUTIVE COMPENSATION

Summary of Executive Compensation
The following table sets forth certain information with respect to compensation for the fiscal years ended November 30, 2013, 2012 and 2011, earned by:

(a)	Mr. Pead, who served as Chief Executive Officer during fiscal 2013.

(b)
The two individuals who served as Chief Financial Officer during fiscal 2013: Mr. Perkins, who served as our Chief Financial Officer from February 1, 2013 until the end of fiscal 2013; and Ms. Cruz, who served as our Chief Financial Officer from December 1, 2012 until February 1, 2013.

(c)	Mr. Goodson, Mr. Zupsic and Mr. Aquilina, who were our three other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE - FISCAL YEARS 2013, 2012, AND 2011

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Philip M. Pead, President & Chief Executive Officer(5)	2013 2012	$637,885 64,423	$-- --	$12,738,276 --	$-- --	$767,000 --	$96,074 1,032	$14,239,235 65,455

Chris E. Perkins, Senior Vice President, Finance & Administration and Chief Financial Officer(6)	2013	331,730	--	4,082,176	--	293,868	115,057	4,822,831

Melissa H. Cruz, Former Chief Financial Officer(7)	2013 2012	131,250 137,019	-- --	-- 2,224,100	-- --	107,574 111,477	18,830 5,995	257,654 2,478,191

John P. Goodson, Senior Vice President, Chief Product Officer(8)	2013 2012 2011	320,000 328,846 308,462	-- -- 100,000	1,507,320 621,577 518,520	-- -- 294,225	224,200 256,500 3,897	8,188 17,202 15,320	2,059,708 1,224,125 1,240,424

Andrew E. Zupsic, Senior Vice President, Global Field Operations(9)	2013 2012	350,000 228,846	-- --	762,192 2,366,688	-- --	354,000 214,816	57,205 6,480	1,523,397 2,816,830

Antonio J. Aquilina, Senior Vice President, Strategy & Corporate Development(10)	2013 2012	315,000 278,654	-- 110,000	872,160 962,557	-- 203,580	185,850 189,906	8,179 8,594	1,381,189 1,753,291

______________

(1)
Represents the fair value of the award, which is equal to the number of RSUs granted and PSUs allocated at 118% payout multiplied by the closing price of our stock on January 22, 2013, except, with respect to Mr. Perkins, in which case, the closing price of our stock on February 1, 2013 was utilized. The fair value of the PSUs allocated to the recipients of the PSUs at maximum performance was as follows:

Name	# of PSUs at maximum performance	Fair Value of PSUs at maximum performance
Mr. Pead	400,000	$9,480,000
Mr. Perkins	128,000	3,046,400
Ms. Cruz	—	—
Mr. Goodson	40,000	948,000
Mr. Zupsic	24,000	568,800
Mr. Aquilina	20,000	474,000

See the “Grants of Plan-Based Awards Table” for further detail regarding these awards.

(2)
Represents the grant date fair value of options on the date of grant. The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 12 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013. See the “Grants of Plan-Based Awards Table” for further detail regarding these awards.

(3)
The amounts listed reflect the amounts earned under our corporate bonus plan as described in “Compensation Discussion and Analysis” in this proxy statement. For all individuals, bonus payments were accrued and earned in the year indicated and paid in the succeeding fiscal year. Thus, the fiscal 2013 bonus amounts were paid in fiscal 2014, the fiscal 2012 bonus amounts were paid in fiscal 2013 and the fiscal 2011 bonus amounts were paid in fiscal 2012.

(4)	Amounts listed in this column for fiscal 2013 include:

Name	Company Contributions (401(k))	Insurance Premiums	Taxable Relocation	Termination Related
Mr. Pead	$7,650	$840	$87,584	$—
Mr. Perkins	7,650	578	106,829	—
Ms. Cruz	6,773	158	—	11,899
Mr. Goodson	7,650	538	—	—
Mr. Zupsic	7,650	588	48,967	—
Mr. Aquilina	7,650	529	—	—
Included in the amounts shown under the column “Taxable Relocation” with respect to Mr. Pead and Mr. Perkins are taxes paid by us on behalf of Mr. Pead and Mr. Perkins relating to taxable commuting expenses incurred by Mr. Pead and Mr. Perkins and reimbursed by us during fiscal 2013. Included in the column “Termination Related” with respect to Ms. Cruz are amounts paid to Ms. Cruz upon termination of employment relating to accrued vacation and holiday pay.

(5)
Mr. Pead became our Executive Chairman on October 8, 2012 and our Interim Chief Executive Officer on November 2, 2012. On December 7, 2012, Mr. Pead became our President and Chief Executive Officer. From and after the date of his appointment as Executive Chairman, Mr. Pead was no longer eligible to receive compensation paid to our non-employee directors. The amount shown in the Stock Awards column with respect to Mr. Pead includes the grant date fair value of 1,480 RSUs Mr. Pead was awarded in January 2013 in connection with his service as Executive Chairman. The amounts shown in the Summary Compensation Table above do not include amounts Mr. Pead received as a non-employee director prior to October 2012.

(6)
Mr. Perkins became our Chief Financial Officer on February 1, 2013. The amounts shown for Mr. Perkins in 2013 are base salary and non-equity incentive plan compensation for the period from February 1, 2013 until November 30, 2013.

(7)
Ms. Cruz became our Chief Financial Officer on July 16, 2012. The amounts shown for Ms. Cruz in 2012 are base salary and non-equity incentive plan compensation for the period from July 16, 2012 until November 30, 2012. Ms. Cruz resigned as our Chief Financial Officer on February 1, 2013 and terminated employment on April 1, 2013. The amounts shown for Ms. Cruz in 2013 are base salary and non-equity incentive plan compensation for the period from December 1, 2012 until April 1, 2013.

(8)
The amount shown for Mr. Goodson under the “Bonus” column for 2011 includes a special $100,000 cash retention bonus he was awarded in March 2011, the receipt of which was subject to the condition that he remained employed with our company until January 2012. This bonus was paid in January 2012.

(9)
On April 2, 2012, Mr. Zupsic became our Senior Vice President, Global Field Operations. The amounts shown for Mr. Zupsic are base salary and non-equity incentive plan compensation for the period of April 2, 2012 until November 30, 2012.

(10)
Mr. Aquilina became Senior Vice President, Strategy and Corporate Development on January 9, 2012. The amounts shown for Mr. Aquilina in 2012 are base salary and non-equity incentive plan compensation for the period of January 9, 2012 until November 30, 2012. The amount shown for Mr. Aquilina under the “Bonus” column includes a new hire signing bonus of $75,000 in connection with his commencement of employment and a special one-time cash bonus of $35,000 paid to Mr. Aquilina in November 2012 in connection with the completion of substantially all of the divestitures of the non-core product lines.

Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS TABLE – FISCAL 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Stock Awards: Number of Securities Underlying Options	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	(#)(3)	(#)	($)(4)
Philip M. Pead(5)	1/22/2013	300,000	600,000	1,200,000	100,000	200,000	400,000	300,000	—	11,850,000
Chris E. Perkins(6)	2/1/2013	150,000	300,000	600,000	32,000	64,000	128,000	96,000	—	3,808,000
Melissa H. Cruz	1/22/2013	137,500	275,000	550,000	—	—	—	—	—	—
John P. Goodson	1/22/2013	95,000	190,000	380,000	10,000	20,000	40,000	40,000	—	1,422,000
Andrew E. Zupsic	1/22/2013	150,000	300,000	600,000	6,000	12,000	24,000	18,000	—	711,000
Antonio J. Aquilina	1/22/2013	77,750	157,500	315,000	5,000	10,000	20,000	25,000	—	829,500
______________

(1)
These columns indicate the range of payouts targeted for fiscal 2013 performance under our corporate bonus plan as described in “Compensation Discussion and Analysis” in this proxy statement. The actual payout with respect to fiscal 2013 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	These columns indicate the range of payouts with respect to PSUs subject to subsequent time-based restrictions. These PSUs could be earned only to the extent the established criteria were met.

(3)
Except as described in the next sentence, represents RSUs that vest, so long as the executive continues to be employed with us, in six equal installments over three years beginning six months after date of issuance. With respect to Messrs. Aquilina and Goodson, 10,000 RSUs, respectively, vest so long as the executive continues to be employed with us, in four equal installments over two years beginning six months after date of issuance. In all cases, dividends are not payable on unvested RSUs.

(4)
Represents the grant date fair value of the award, which is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. The closing price of our stock on January 22, 2013 was $23.70. The closing price of our stock on February 1, 2013 was $23.80. For PSUs, the value determined at the date allocated to the recipients assumes that the award will be earned in full at target performance.

(5)	The amount shown in the All Other Stock Awards column with respect to Mr. Pead includes the 1,480 RSUs Mr. Pead was awarded in January 2013 in connection with his service as Executive Chairman.

(6)
The Compensation Committee approved the terms of Mr. Perkins’ compensation, including his annual target bonus and new hire equity award, on January 22, 2013, subject to his commencing employment on February 1, 2013.

Non-Equity Incentive Plan Awards
Our corporate bonus plan is designed to grant annual cash bonuses based on our financial results for the fiscal year. For more information about our annual bonus plan, see the discussion under “Compensation Discussion and Analysis.”
Equity Incentive Plan Awards
The awards made pursuant to the PSUs were granted under our fiscal 2013 corporate bonus and equity plan. The PSUs provide for vesting in April 2014 (with respect to 33% of such units that have been earned) with the remainder vesting in equal installments every six months over two years. For more information about the terms of the PSUs, see the discussion under “Compensation Discussion and Analysis.”
Stock Awards
The RSUs were granted under our fiscal 2013 corporate bonus and equity plan. The RSUs provide for vesting in equal installments every six months over three years, subject to continued employment.
Outstanding Equity Awards
The following table sets forth certain information with respect to the outstanding equity awards at November 30, 2013 for each of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercisable Options		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Name	Exercisable	Unexercisable
Philip M. Pead
	15,069	—	20.73	10/14/2018
						250,740	6,604,492
Chris E. Perkins
	—	—	—	—
						80,000	2,107,200
Melissa H. Cruz (3)
	—	—	—	—
						—	—
John P. Goodson
	9,000	—	21.50	10/15/2014
	4,500	—	21.50	10/15/2014
	22,500	—	19.96	4/23/2015	(4)
	400	—	13.01	10/15/2015	(5)
	7,850	—	13.01	10/15/2015	(5)
	10,621	885	14.67	5/11/2016	(6)
	215	15	14.67	5/11/2016	(6)
	12,900	900	15.93	10/15/2016	(7)
	30,375	10,125	21.32	4/26/2017	(8)
	25,781	11,719	29.64	4/27/2018	(9)
						47,846	1,260,264
Andrew E. Zupsic
	—	—	—	—
						74,377	1.959,090
Antonio J. Aquilina
	15,238	24,762	18.82	1/15/2019	(10)
						41,597	1,095,665
______________

(1)	The unvested shares shown in this column are RSU awards that are subject to time-based vesting and PSU awards that are subject to performance-based and time-based vesting.

(2)	The market value of unvested RSUs and PSUs was calculated as of November 30, 2013 based on closing price of our common stock on NASDAQ of $26.34.

(3)	On April 1, 2013, Ms. Cruz voluntarily terminated employment. All unvested RSUs held by Ms. Cruz terminated as of the date of termination of employment.

(4)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2008.

(5)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2008.

(6)	This option vests 3/60ths on the date of grant, with the remainder vesting in 57 monthly increments commencing on June 1, 2009.

(7)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2009.

(8)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2010.

(9)	This option vests 2/48ths on the date of grant, with the remainder vesting in 46 monthly increments commencing on May 1, 2011.

(10)	This option vests in 42 equal semiannual installments commencing on August 1, 2012.
Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of stock options exercised and RSUs that vested in the fiscal year ended November 30, 2013 under our equity incentive plans and the corresponding amounts realized by the named executive officers. The value realized on exercise for stock option awards is calculated as the difference between the closing prices of our common stock on the NASDAQ Global Select Market on the exercise date and the exercise price of the applicable stock option award. The value realized on vesting for RSUs is calculated as the product of the number of shares subject to the RSUs that vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested – Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip M. Pead	—	$—	60,775	$1,520,986
Chris E. Perkins	—	—	16,000	415,920
Melissa H. Cruz	—	—	19,166	430,756
John P. Goodson	37,125	226,721	32,684	790,452
Andrew E. Zupsic	—	—	45,707	1,107,493
Antonio J. Aquilina	—	—	27,217	661,119

Severance and Change in Control Agreements
We have agreements with, or guidelines applicable to, our executive officers that provide the benefits described below in connection with certain terminations of employment or a change in control of our company.
Mr. Pead's Executive Employment Agreement
In connection with his appointment as our President and Chief Executive Officer, we and Mr. Pead entered into an employment agreement, effective as of December 7, 2012, setting forth Mr. Pead's compensation and certain other terms. Mr. Pead's employment agreement provides that in the event that his employment is terminated as a result of an “involuntary termination,” he will be entitled to:

•	the payment of cash severance equal to 18 months of total target cash compensation as of the date of termination, which will be paid over 18 months;

•
the continuation, for a period of 18 months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and

•	18 months of acceleration of unvested stock options and RSUs.
Receipt of the severance and benefits is subject to the execution of a standard separation and release agreement. Separation payments upon any involuntary termination within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by Mr. Pead's employment agreement.
An “involuntary termination” is defined in the employment agreement as a termination of employment by us other than for cause, disability or death or a termination by Mr. Pead as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Pead from that position, a material reduction in Mr. Pead's base salary or target bonus, a relocation of Mr. Pead to a facility or location more than fifty miles from his then present location or a material breach of the employment agreement by us.
Mr. Pead's employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as our company.
Mr. Pead's Employee Retention and Motivation Agreement
We and Mr. Pead have also entered into an Employee Retention and Motivation Agreement (“Pead ERMA”), which provides certain compensation and benefits if his employment is involuntarily terminated within 12 months of a change in control of our company. If an involuntary termination of Mr. Pead's employment occurs under other circumstances, the severance terms of his employment agreement, as described above, would control and not the Pead ERMA.
Change in Control Benefits. Under the Pead ERMA, upon a change in control of our company, Mr. Pead would be entitled to:

•	the payment of his annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year; and

•
accelerated vesting in full of all unvested stock options and RSUs, unless the acquirer assumes all such options and restricted equity. If such outstanding stock options and shares of restricted equity held by Mr. Pead are continued by us or assumed by our successor entity, then vesting will continue in its usual course.

Involuntary Termination Following Change in Control. In the event of an involuntary termination within twelve (12) months following a change in control, Mr. Pead would be entitled to:

•	the payment of cash severance equal to 18 months of total target cash compensation as of the date of termination, which will be paid over 18 months;

•
the continuation, for a period of 18 months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and

•	accelerated vesting in full of all unvested stock options and RSUs.
In the event that any amounts provided for under the Pead ERMA or otherwise payable to Mr. Pead would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Pead would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Pead.
Mr. Perkins’ Executive Employment Agreement
In connection with his appointment as our Chief Financial Officer, we and Mr. Perkins entered into an employment agreement, effective as of February 1, 2013, setting forth Mr. Perkins’ compensation and certain other terms. Mr. Perkins’ employment agreement provides that in the event that his employment is terminated as a result of an “involuntary termination,” he will be entitled to:

•	the payment of cash severance equal to 12 months of total target cash compensation as of the date of termination, which will be paid over 12 months;

•
the continuation, for a period of 12 months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and

•	12 months of acceleration of unvested stock options and RSUs.
Receipt of the severance and benefits is subject to the execution of a standard separation and release agreement. Separation payments upon any involuntary termination within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by Mr. Perkins’ employment agreement.

An “involuntary termination” is defined in the employment agreement as a termination of employment by us other than for cause, disability or death or a termination by Mr. Perkins as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Perkins from that position, a material reduction in Mr. Perkins’ base salary or target bonus, a relocation of Mr. Perkins to a facility or location more than fifty miles from his then present location or a material breach of the employment agreement by us.
Mr. Perkins’ employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as our company.
Executive Severance Agreements
In December 2011, we entered into Executive Severance Agreements with our executive officers, including Mr. Goodson. In October 2012, we expanded the recipients of these executive severance agreements to include other executive officers, including Ms. Cruz and Messrs. Zupsic and Aquilina. Each executive severance agreement expired on September 1, 2013. Before expiration, these executive severance agreements would have provided each executive officer with certain payments and benefits upon an involuntary termination of employment. These executive severance agreements contained essentially identical terms. The definition of involuntary termination in these executive severance agreements was substantially identical to the definition included in Mr. Pead's employment agreement.
Each executive severance agreement provided that upon an involuntary termination and the execution of a standard release of claims, such executive officer would have been entitled to:

•	the payment of cash severance equal to 12 months of total target cash compensation as of the date of termination, which will be paid over 12 months;

•	the continuation, for a period of 12 months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

•	24 months of acceleration of unvested stock options and RSUs.
Severance payments and benefits upon any involuntary termination within 12 months following a change in control would have been governed by the Employee Retention and Motivation Agreement described below.
Each executive severance agreement also included non-competition, non-disparagement and related covenants. The non-competition covenant would have been in effect for one year following the termination of employment.
Upon expiration of the executive severance agreements, the executive officers are thereafter subject to the severance plan, if any, then applicable to members of our Executive Committee upon an involuntary termination.
The terms of the executive severance agreements generally reflected the severance and benefits payable to executive officers under the company-wide severance guidelines we previously adopted, except that the acceleration of vesting of stock options and restricted stock units is 12 months under those guidelines.
Other Employee Retention and Motivation Agreements
In addition to the agreement with Mr. Pead, we have entered into an ERMA with each of the other named executive officers. Each agreement is substantially identical to the Pead ERMA except that upon the involuntary termination of the executive officer within 12 months following a change of control, the executive officer will be entitled to receive a lump sum payment equal to 15 months of his total target compensation and his benefits will continue for 15 months.
Estimate of Severance and Change in Control Benefits
The following table indicates the estimated payments and benefits that each of Messrs. Pead, Perkins, Goodson, Zupsic and Aquilina would have received under (a) their respective employment agreements, in the case of Messrs. Pead and Perkins, (b) our severance plan applicable to executive officers, in the case of Messrs. Goodson, Zupsic and Aquilina, and (c) their respective ERMAs, assuming that the change of control of our company and/or termination of his employment occurred at November 30, 2013. Mr. Cruz’s employment terminated on April 1, 2013 and she was not paid any severance or other amounts as a result of her termination of employment.
These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officer, which would only be known at the time that he becomes entitled to such payment.

Circumstances of Termination or Event
	Involuntary Termination (1)	Change of Control Only (2)	Involuntary Termination Within 12 Months Following Change of Control
Philip M. Pead
Cash Severance	$1,950,000	$—	$1,950,000
Pro Rata Bonus	650,000	650,000	—
Stock Options	—	—	—
Restricted Stock Units	3,970,492	—	6,585,000
Benefits (3)	22,752	—	22,752
Total	$6,593,244	$650,000	$8,557,752
Chris E. Perkins
Cash Severance	$675,000	$—	$843,750
Pro Rata Bonus	300,000	300,000	—
Stock Options	—	—	—
Restricted Stock Units	842,880	—	2,107,200
Benefits (3)	20,600	—	25,750
Total	$1,838,480	$300,000	$2,976,700
Andrew E. Zupsic
Cash Severance	$650,000	$—	$812,500
Pro Rata Bonus	300,000	300,000	—
Stock Options	—	—	—
Restricted Stock Units	1,200,709	—	1,959,090
Benefits (3)	24,120	—	30,150
Total	$2,174,829	$300,000	$2,801,740
Antonio J. Aquilina
Cash Severance	$472,500	$—	$590,625
Pro Rata Bonus	157,500	157,500	—
Stock Options	85,946	—	186,210
Restricted Stock Units	642,643	—	1,095,665
Benefits (3)	20,600	—	25,750
Total	$1,379,189	$157,500	$1,898,250
John P. Goodson
Cash Severance	$510,000	$—	$637,500
Pro Rata Bonus	190,000	190,000	—
Stock Options	60,528	—	70,694
Restricted Stock Units	679,941	—	1,260,264
Benefits (3)	24,244	—	30,306
Total	$1,464,713	$190,000	$1,998,764
______________

(1)
The amounts shown in the first column, with respect to stock options and RSUs, represent the value of certain unvested options and RSUs becoming fully vested and are calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 30, 2013, which was $26.34.

(2)
In the event of a change of control, there is no accelerated vesting of options or RSUs provided that the acquirer assumes all existing, outstanding stock options and RSUs of the individual. These tables have been prepared under that assumption. However, if the acquirer does not assume all existing, outstanding stock options and RSUs of the individual, all unvested stock options and RSUs become fully vested and the value indicated in the third column would apply upon a change of control. The amounts shown in the third column are calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 30, 2013, which was $26.34.

(3)	Represents the estimated value (based on the cost as of November 30, 2013) of continuing benefits (medical, dental and vision) for:

•	18 months in the case of an involuntary termination of Mr. Pead's employment other than in connection with a change in control;

•	12 months in the case of an involuntary termination of employment of Messrs. Perkins, Zupsic, Aquilina and Goodson, other than in connection with a change in control; and

•	15 months, in the case of the third column.

INFORMATION ABOUT PROGRESS SOFTWARE COMMON STOCK OWNERSHIP

The following table sets forth certain information regarding beneficial ownership as of February 28, 2014:

•	by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	by each director of our company;

•	by each of the named executive officers and

•	by all directors and executive officers of our company as a group.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number	Percent
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	6,299,992	12.3%
Praesidium Investment Management Company, LLC (3) 747 Third Avenue, 35th floor New York, NY 10017	4,684,295	9.1%
T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, MD 21202	4,636,930	9.0%
The Vanguard Group, Inc. (5) 1000 Vanguard Blvd. Malvern, PA 19355	3,132,296	6.1%
Artisan Partners Holdings LP (6) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,802,395	5.5%
Antonio J. Aquilina (7)	65,778	*
Barry N. Bycoff (8)	60,619	*
John R. Egan (9)	67,031	*
John P. Goodson (10)	209,571	*
Ram Gupta (11)	32,110	*
Charles F. Kane (12)	101,608	*
David A. Krall (13)	97,470	*
Michael L. Mark (14)	376,437	*
Philip M. Pead (15)	300,032	*
Chris E. Perkins (16)	66,645	*
Andrew E. Zupsic (17)	86,639	*
All executive officers and directors as a group (11 persons) (18)	1,463,940	2.8%
______________
*  Less than 1%

(1)
All persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the other information contained in the footnotes to this table. Unless otherwise noted the address of such person is c/o Progress Software Corporation, 14 Oak Park, Bedford, Massachusetts 01730.

(2)
Derived from Schedule 13G/A filed on January 10, 2014. The Schedule 13G/A reported that BlackRock, Inc. had sole voting power over 6,098,839 shares and sole dispositive power with respect to all shares reported.

(3)
Derived from Schedule 13G/A filed on February 11, 2014. The Schedule 13G/A reported that T. Rowe Price held sole voting power over 1,096,900 shares and sole dispositive power over 4,636,930 shares. According to the Schedule 13G/A, these shares are owned by various individual and institutional investors which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the shares.

(4)
Derived from Schedule 13D/A filed on February 6, 2014. The Schedule 13D/A reported that Praesidium, in its capacity as investment manager to certain managed accounts and investment fund vehicles on behalf of investment advisory clients, has sole power to vote 4,442,071 shares and sole power to dispose of 4,684,295 shares. Kevin Oram and Peter Uddo, as managing members of Praesidium, may be deemed to control Praesidium.

(5)
Derived from Schedule 13G/A filed on February 12, 2014. The Schedule 13G reported that The Vanguard Group held sole voting power over 80,365 shares, sole dispositive power over 3,056,481shares and shared dispositive power over 75,815 shares.

(6)	Derived from Schedule 13G/A filed on January 30, 2014. The Schedule 13G reported the following:

•
Artisan Partners Limited Partnership (“Artisan Partners”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,802,395 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

•	Artisan Investments GP LLC, the sole general partner of Artisan Partners, is deemed to be the beneficial owner of 2,802,395 shares.

•	Artisan Partners Holdings LP (“Artisan Holdings”), the sole limited partner of Artisan Partners, is deemed to be the beneficial owner of 2,802,395 shares.

•	Artisan Investment Corporation (“Artisan Corp.”), the sole general partner of Artisan Holdings, is deemed to be the beneficial owner of 2,802,395 shares.

•	ZFIC, Inc. (“ZFIC”), the sole stockholder of Artisan Corp., is deemed to be the beneficial owner of 2,802,395 shares.

•	Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC, are deemed to be the beneficial owners of 2,802,395 shares.
The Schedule 13G reported shared voting power over 2,566,184 shares and shared dispositive power over 2,802,395 shares.

(7)
Includes 20,000 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014 and 16,131 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2014.

(8)	Includes 34,878 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014 and 16,420 fully vested deferred stock units.

(9)	Includes 49,299 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014 and 4,518 fully vested deferred stock units.

(10)
Includes 133,224 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014 and 21,647 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2014.

(11)	Includes 8,125 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014 and 4,630 fully vested deferred stock units.

(12)	Includes 41,705 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014 and 19,483 fully vested deferred stock units.

(13)	Includes 51,503 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014 and 5,547 fully vested deferred stock units.

(14)	Includes 223,205 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014 and 7,110 fully vested deferred stock units.

(15)
Includes 15,069 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014,128,665 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2014 and 9,640 fully vested deferred stock units.

(16)	Includes 41,173 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2014.

(17)	Includes 27,511 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2014.

(18)
Includes 577,008 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2014, 235,127 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2014 and 67,348 fully vested deferred stock units.

Information related to securities authorized for issuance under equity compensation plans as of November 30, 2013 is as follows (in thousands, except per share data):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by shareholders (1)	2,656(2)	19.59	10,633(3)
Equity compensation plans not approved by shareholders (4)	450	23.29	1,381
Total	3,106	20.43	12,014
______________

(1)
Consists of the 1992 Incentive and Nonqualified Stock Option Plan, 1994 Stock Incentive Plan, 1997 Stock Incentive Plan, 2008 Stock Option and Incentive Plan and 1991 Employee Stock Purchase Plan (ESPP).

(2)
Includes 1,117,000 restricted stock units under our 2008 Plan. Does not include purchase rights accruing under the ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Includes 930,000 shares available for future issuance under the ESPP.

(4)	Consists of the 2002 Nonqualified Stock Plan and the 2004 Inducement Plan described below.
We have adopted two equity compensation plans, the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan, for which the approval of shareholders was not required. We intend that the 2004 Inducement Stock Plan be reserved for persons to whom we may issue securities as an inducement to become employed by us pursuant to the rules and regulations of NASDAQ. Executive officers and members of the Board of Directors are not eligible for awards under the 2002 Nonqualified Stock Plan. An executive officer would be eligible to receive an award under the 2004 Inducement Stock Plan only as an inducement to join us. Awards under the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan may include nonqualified stock options, grants of conditioned stock, unrestricted grants of stock, grants of stock contingent upon the attainment of performance goals and stock appreciation rights. A total of 11,250,000 shares are issuable under the two plans, of which, 1,380,931 shares are available for future issuance as of November 30, 2013.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These reporting persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on a review of the copies of such forms that we have received, and on written representations from certain reporting persons, we believe that, with respect to the fiscal year ended November 30, 2013, our directors, officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.
CERTAIN RELATIONSHIPS
Review, Approval or Ratification of Transactions with Related Persons
Pursuant to the Audit Committee Charter, which can be found at www.progress.com under the Corporate Governance page located on the “About Progress/Who We Are” page, the Audit Committee is responsible for the review and approval of related person transactions. A related person is a director, executive officer, nominee for director or certain shareholders of our company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving: (1) our company and any related person when the amount involved exceeds $120,000, and (2) the related person has a material direct or indirect interest.
We identify transactions for review and approval through our Code of Conduct which can be found at www.progress.com under the Corporate Governance page located on the “About Progress/Who We Are” page. The Code of Conduct requires our employees to disclose any potential or actual conflicts of interest to his or her manager, our human resources department or our Chief Compliance Officer. This disclosure also applies to potential conflicts involving immediate family members of employees. We require our directors and executive officers to complete a questionnaire intended to identify any transactions or potential transactions that must be reported according to SEC rules and regulations. This questionnaire also requires our directors and executive officers to promptly notify us of any changes during the course of the year.
Transactions with Related Persons
We did not engage in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.
OTHER MATTERS
Our Board of Directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed as proxies for the meeting intend to vote the shares represented by that proxy in accordance with their best judgment on such matters.
PROPOSALS OF SHAREHOLDERS FOR 2015 ANNUAL MEETING
We anticipate that our 2015 Annual Meeting of Shareholders will be held on or about April 28, 2015. Proposals of shareholders intended to be presented at the 2015 annual meeting must, in order to be included in our proxy statement and the form of proxy for the 2015 annual meeting, be received at our principal executive offices by November 28, 2014.
Under our by-laws, any shareholder intending to present any proposal (other than a proposal made by, or at the direction of, our Board of Directors) at the 2015 annual meeting, must give written notice of that proposal (including certain information about any nominee or matter proposed and the proposing shareholder) to our Secretary not later than the close of business on the 90th day (January 29, 2015) nor earlier than the close of business on the 120th day (December 30, 2014) prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.
EXPENSES OF SOLICITATION
We will bear the cost of solicitation of proxies. In addition to soliciting shareholders by mail, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs in forwarding proxy materials to the beneficial owners of shares held of record by them. Our directors, officers and regular employees may, without additional compensation, solicit shareholders in person or by mail, telephone, facsimile, or otherwise following the original solicitation. We may engage a proxy solicitation firm in connection with the annual meeting, in which case, the fees and expenses associated with any such proxy solicitation firm will be paid by us.
AVAILABLE INFORMATION
Shareholders of record on February 28, 2014 will receive with this proxy statement a copy of our 2013 Annual Report on Form 10-K, containing detailed financial information concerning our company. Our 2013 Annual Report on Form 10-K is also available on-line from the SEC’s EDGAR database at the following address: www.sec.gov/cgi-bin/srch-edgar?progress+software.

We will furnish our 2013 Annual Report on Form 10-K, including the financial statements, free of charge upon written request. The exhibits to the 2013 Annual Report on Form 10-K not included in the proxy materials are available electronically at www.sec.gov. Written requests should be directed to our Secretary at the address above. Our 2013 Annual Report on Form 10-K (including exhibits thereto) is also available on our website at www.progress.com.
PROGRESS SOFTWARE CORPORATION
2014 ANNUAL MEETING OF SHAREHOLDERS

Progress Software Corporation
14 Oak Park Drive
Bedford, MA 01730

APPENDIX A--RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Fiscal Year Ended
(In thousands, except per share data)	November 30, 2013	November 30, 2012	November 30, 2013	November 30, 2012
GAAP income from operations	$23,900	$18,659	$63,740	$67,789
GAAP operating margin	26%	22%	19%	21%
Amortization of acquired intangibles	740	336	2,100	1,480
Stock-based compensation (1)	5,039	4,103	19,109	18,161
Restructuring expenses	2,856	1,057	11,983	7,204
Acquisition-related expenses	975	0	3,204	215
Litigation settlement	0	0	0	900
Proxy contest-related costs	0	0	0	3,259
Total operating adjustments	9,610	5,496	36,396	31,219
Non-GAAP income from operations	$33,510	$24,155	$100,136	$99,008
Non-GAAP operating margin	37%	28%	30%	31%

GAAP income from continuing operations	$14,618	$12,494	$39,777	$44,954
Operating adjustments (from above)	9,610	5,496	36,396	31,219
Income tax adjustment	(1,759)	(2,027)	(10,159)	(8,713)
Total income from continuing operations adjustments	7,851	3,469	26,237	22,506
Non-GAAP income from continuing operations	$22,469	$15,963	$66,014	$67,460

GAAP diluted earnings per share from continuing operations	$0.28	$0.20	$0.72	$0.71
Income from continuing operations adjustments (from above)	0.15	0.05	0.47	0.35
Non-GAAP diluted earnings per share from continuing operations	$0.43	$0.25	$1.19	$1.06

Diluted weighted average shares outstanding	52,655	63,576	55,379	63,741

(1) Stock-based compensation is included in the GAAP statements of income, as follows:

Cost of revenue	$101	$145	$601	$734
Sales and marketing	931	426	3,599	3,274
Product development	1,036	795	4,723	3,170
General and administrative	2,971	2,737	10,186	10,983
Stock-based compensation from continuing operations	$5,039	$4,103	$19,109	$18,161

Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, April 29, 2014.

Thank you in advance for your prompt consideration of these matters.

Sincerely,
Progress Software Corporation
1         n

PROGRESS SOFTWARE CORPORATION
2014 ANNUAL MEETING OF SHAREHOLDERS

April 29, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Progress Software Corporation, revoking all prior proxies, hereby appoints Philip M. Pead and Stephen H. Faberman, or either of them acting singly, proxies, with full power of substitution, to vote all shares of Common Stock of Progress Software Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s office at 14 Oak Park Drive, Bedford, Massachusetts on April 29, 2014, at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 28, 2014, a copy of which has been received by the undersigned, and in their discretion, upon any other business that may properly come before the meeting or any adjournments thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF

PROGRESS SOFTWARE CORPORATION

April 29, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://materials.proxyvote.com/743312

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i  Please detach along perforated line and mail in the envelope provided.  i

n 20630303000000000000 4	42,710

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1	Election of Directors.				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Barry N. Bycoff O John R. Egan O Ram Gupta O Charles F. Kane O David A. Krall O Michael L. Mark O Philip M. Pead	2	To approve the compensation of Progress Software Corporation’s named executive officers	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			3	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014	☐	☐	☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND MAIL IT IN THE ENCLOSED ENVELOPE TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON STOCK CERTIFICATE(S). IF SHAREHOLDER IS A CORPORATION OR PARTNERSHIP, PLEASE HAVE AN AUTHORIZED OFFICER SIGN ON BEHALF OF THE CORPORATION OR PARTNERSHIP.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: =
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
o

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.